UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TEGNA Inc.

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Proxy Statement 2018 Annual Meeting of Shareholders

MARCH 12, 2018

Dear Shareholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on April 26, 2018 at 10:00 a.m. ET at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia 22107.

At this meeting, our shareholders will vote on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. We also will provide a report on our Company, including an update on the Company’s performance as we approach the one-year anniversary of the spin-off of Cars.com, and entertain questions of general interest to shareholders.

2017 was a truly transformative year for our Company—by spinning off Cars.com and concluding our evaluation of strategic alternatives for CareerBuilder by selling a majority ownership interest to a group led by investment funds managed by affiliates of Apollo Global Management, LLC and the Ontario Teachers’ Pension Plan Board, we completed our transformation into a pure-play media company focused on being a best-in-class operator, transforming our content, sales and marketing offerings and generating strong cash flow.

At TEGNA, we continue to deliver highly relevant content and information to consumers across all platforms. As always, our foundation remains our long-standing commitment to provide outstanding journalism across our stations to serve the greater good of our communities.

We are proud of the successful efforts made by our approximately 5,300 employees in driving TEGNA’s continuing transformation, finding new ways to engage audiences in today’s multi-platform environment and enhancing our alignment with the evolving needs of consumers, advertisers and marketers.

Thank you for your continued support.

Cordially,

Marjorie Magner Chairman of the Board	David T. Lougee President and Chief Executive Officer

7950 Jones Branch Drive, McLean, Virginia 22107 (703) 873-6600

Notice of Annual Meeting of Shareholders

To Our Shareholders: The 2018 Annual Meeting of Shareholders of TEGNA Inc. will be held for the following purposes:	MEETING INFORMATION DATE: April 26, 2018 TIME: 10:00 a.m. ET LOCATION: TEGNA Inc. 7950 Jones Branch Drive McLean, Virginia
➊	to consider and act upon a proposal to elect eleven director nominees to the Company’s Board of Directors to hold office until the Company’s 2019 Annual Meeting of Shareholders;
➋	to consider and act upon a Company proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year;

➌	to consider and act upon a Company proposal to approve, on an advisory basis, the compensation of our named executive officers; and

➍	to transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

The Board of Directors has set the close of business on February 26, 2018 as the record date to determine the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

An admission ticket is required for attendance at the Annual Meeting. Please see page 67 of the Proxy Statement for instructions about obtaining tickets.

By Action of the Board of Directors,

Akin S. Harrison

Senior Vice President, Associate General Counsel and Secretary

McLean, Virginia

March 12, 2018

Your Vote Is Important. Your shares should be represented at the annual meeting whether or not you plan to attend. If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. Shareholders of record can vote by proxy over the internet or by telephone by following the instructions provided in the notice of internet availability of proxy materials that was previously mailed to you or, if you requested printed copies of the proxy materials, you can also vote by mail, by telephone or on the internet as instructed on the proxy card you received. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, please follow the instructions provided to you by that organization. You may revoke your proxy and vote in person if you decide to attend the annual meeting.

INTERNET	TELEPHONE	MAIL	IN PERSON

Visit www.proxypush.com/tgna	Dial the telephone number on your voter instruction form.	Send your completed and signed proxy card using the enclosed envelope	Attending the meeting

This Notice of Annual Meeting and Proxy Statement are first being delivered to shareholders on or about March 12, 2018.

2017: A Year of Transformation

2017 was a year of continued transformation and progress for our Company. We completed previously announced strategic actions that will drive the Company forward and we continued to evolve to meet the constantly changing needs of our consumers, clients and customers. We also launched new, innovative products, and told impactful, meaningful stories that made a difference to the communities that we serve. In every decision we made, we positioned our Company for success, now and in the future.

We successfully completed the spin-off of Cars.com (the “Cars.com Spin-off”) and sold our controlling interest in CareerBuilder, completing our transformation into a pure-play media company. We remain confident that these actions will maximize long-term value for our shareholders while putting the Company in the best position to succeed for its customers and its employees.

Our Company also achieved strong financial results in 2017. Our overall company revenue was $1.9 billion, growing seven percent on a non-GAAP comparable basis.* Our adjusted EBITDA* totaled $631.4 million, with an adjusted EBITDA margin of 33 percent. In addition, our innovation initiatives contributed an even-increasing percentage of our revenue, marking strong success in execution.

We also are very pleased to have ended 2017 on a high note, announcing our acquisition from Midwest Television, Inc. of television broadcast stations, KFMB-TV, the CBS affiliated station, and KFMB-D2 (CW), and radio broadcast stations, KFMB 760 AM talk radio and KFMB-FM, each in San Diego, which we completed in February 2018.

In 2017, we commenced a board refreshment process to ensure that the skills of our directors remain aligned with our evolving business. This resulted in the addition of three new directors:

•	Melinda C. Witmer, effective as of December 12, 2017;

•	Stuart J. Epstein, effective as of February 22, 2018; and

•	Gina L. Bianchini, effective as of February 26, 2018.

On February 22, 2018, we also announced that Howard D. Elias would succeed Marjorie Magner as non-executive chairman of the Board immediately following the Annual Meeting.

*	Reconciliations of the following non-GAAP financial measures to the Company’s results as reported under accounting principles generally accepted in the United States may be found in the Company’s Form 10-K, filed March 1, 2018: non-GAAP comparable revenue—page 25; and adjusted EBITDA—page 26.

Proposal 1—Election of Directors

YOUR BOARD OF DIRECTORS

The Board of Directors is currently composed of twelve directors, including the eleven directors nominated for re-election and Marjorie Magner, our current Chairman, who is retiring from the Board at the 2018 Annual Meeting in order to devote more time to philanthropic activities. The Board of Directors held twelve meetings during 2017. Each director attended at least 94% of the meetings of the Board and its committees on which he or she served that were held during the period for which he or she served as a director or committee member, as applicable, during 2017. All directors then serving on the Board attended the 2017 Annual Meeting in accordance with the Company’s policy that all directors attend the Annual Meeting.

Nominees elected to our Board at the 2018 Annual Meeting will serve one-year terms expiring at the Company’s 2019 Annual Meeting of Shareholders. The Board, upon the recommendation of its Nominating and Public Responsibility Committee, has nominated the following individuals: Gina L. Bianchini, Howard D. Elias, Stuart J. Epstein, Lidia Fonseca, David T. Lougee, Scott K. McCune, Henry W. McGee, Susan Ness, Bruce P. Nolop, Neal Shapiro and Melinda C. Witmer. The Board believes that each of the nominees will be available and able to serve as a director. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

The Company’s By-laws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. At the 2018 Annual Meeting, the majority vote standard will apply. If an incumbent nominee does not receive an affirmative majority of the votes cast, he or she is required to submit a

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Your Board of Directors

letter of resignation to the Board’s Nominating and Public Responsibility Committee, which would recommend to the Board the action to be taken with respect to the letter of resignation. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified.

The Company’s Board of Directors unanimously recommends that you vote “FOR” the election of each of the nominees to serve as directors of the Company until the Company’s 2019 Annual Meeting and until their successors are elected and qualified.

BOARD LEADERSHIP STRUCTURE

Our Board has determined that having an independent director serve as the Chairman of the Board is currently the best leadership structure for the Company. Separating the positions of Chairman and CEO allows the CEO to focus on executing the Company’s strategic plan and managing the Company’s operations and performance and permits improved communications between the Board, the CEO and other senior leaders of the Company. Our Board regularly reviews the Company’s Board leadership structure, how the structure is functioning and whether the structure continues to be in the best interest of our shareholders.

The duties of the Chairman of the Board include:

•	presiding over all meetings of the Board and all executive sessions of non-management directors;

•	serving as liaison on Board-wide issues between the CEO and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the CEO at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the CEO, reviewing and approving Board meeting agendas and materials;

•	in consultation with the CEO, reviewing and approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by shareholders.

THE BOARD’S ROLE IN RISK OVERSIGHT

Evaluating how senior leadership identifies, assesses, manages and monitors the various risks confronting the Company is one of the most important areas of the Board’s oversight. In carrying out this critical responsibility, the Board oversees the Company’s risk management function through regular discussions with senior leadership, considering the Company’s risks in the context of the Company’s strategic plan and operations. In doing so, the Board actively and regularly reviews, guides and oversees the implementation of the Company’s long-term strategic plan. In addition, the Company has an enterprise risk management program to enhance the Board’s and management’s ability to identify, assess, manage and respond to strategic, market, operational and compliance risks facing the Company.

While the Board has primary responsibility for overseeing the Company’s risk management function, each committee of the Board also considers risk within its area of responsibility. For example, the Executive Compensation Committee reviews risks relating to compensation matters. The Board is apprised by the committee chairs of significant risks and management’s response to those risks via periodic reports. While the Board and its committees oversee the Company’s risk management function, management is responsible for implementing day-to-day risk management processes and reporting to the Board and its committees on such matters.

The Audit Committee is primarily responsible for reviewing risks relating to accounting and financial controls. In addition, the Board has designated the Audit Committee with primary responsibility for overseeing the Company’s enterprise risk management program. In accordance with this responsibility, the Audit Committee monitors the Company’s significant business risks, including financial, operational, privacy, cybersecurity, business continuity, legal and regulatory, and reputational exposures, and reviews the steps management has taken to monitor and control these exposures. With respect to cybersecurity, the Board receives regular reports from Company management, including updates on the internal and external cybersecurity threat landscape, incident response, assessment and training activities, and relevant legislative, regulatory, and technical developments.

With respect to risks relating to compensation matters, the Executive Compensation Committee with the assistance of its independent compensation consultant has reviewed the Company’s executive compensation program and has concluded that the program does not

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The Board’s Role in Risk Oversight

create risks that are reasonably likely to have a material adverse effect on the Company. The Executive Compensation Committee views the design of the Company’s annual cash and long-term equity incentives as providing an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term profitability and shareholder value creation and does not encourage unnecessary or excessive risk taking at the expense of long-term results.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that, other than David T. Lougee, all of our current directors are, and other than Gracia C. Martore, former President and CEO of the Company, all directors who served during the Company’s most recently completed fiscal year were, “independent” of the Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under NYSE rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and the Company are not material:

•	Employment of a director or a director’s immediate family member by a company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	A director’s position as a director with, or the direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, a company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the permitted thresholds above; and

•	A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, our Board considered all relationships, direct and indirect, between each director and our Company that were identified in questionnaires completed by each Board member.

Consistent with the NYSE rules, the Company’s Principles of Corporate Governance call for the Company’s non-management directors to meet in regularly scheduled executive sessions without management as they deem appropriate. The Company’s non-management directors held five executive sessions in 2017, and will meet in executive sessions as appropriate throughout 2018.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; RELATED TRANSACTIONS

Our Company has not had compensation committee interlocks with any other company, nor has our Company engaged in any material related transactions since January 1, 2017, the first day of our last fiscal year. Although no such related transactions have occurred or are anticipated, the Board will consider any other future transactions involving the Company, on the one hand, and any of its officers or directors, on the other hand, on a case-by-case basis, and any such approved transaction involving a director will be considered in assessing his or her independence.

The Company has adopted a related person transaction policy that outlines the procedures that directors not involved in the transaction will follow in connection with reviewing certain transactions involving the Company and related persons. The policy takes into account the categories of transactions that the Board has determined are not material in making determinations regarding independence and requires directors and executive officers to notify the Company’s chief legal officer of any potential related person transactions.

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Corporate Governance

CORPORATE GOVERNANCE

The Board and the Company have instituted strong corporate governance practices, a number of which are described above, to ensure that the Company operates in ways that support the long-term interests of our shareholders. Other important corporate governance practices of the Company include the following:

✓	On February 22, 2018, the Board adopted a proxy access by-law provision, further strengthening our corporate governance.

✓	All of our directors are elected annually.

✓	We do not have a shareholder rights plan (poison pill) in place.

✓	Ten of our eleven nominees are independent.

✓	We have a robust shareholder engagement program.

✓	We separate the positions of Chairman and CEO and have an independent Chairman.

✓	We maintain an ongoing board refreshment process, which has resulted in our adding seven (7) directors during the past four years and our recent transition of the chairman role.

✓	Approximately 90% of the votes cast at last year’s annual meeting were in favor of the Company’s Say on Pay proposal.

✓	We have a majority vote standard for uncontested director elections and a director resignation policy.

✓	We have a single class share capital structure with all shareholders entitled to vote for director nominees.

✓	Our directors and senior executives are subject to stock ownership guidelines.

✓	The Board is subject to an annual performance evaluation.

✓	Mergers and other business combinations involving the Company generally may be approved by a simple majority vote.

Additional information regarding the Company’s corporate governance practices is included in the Company’s Principles of Corporate Governance posted on the Corporate Governance page under the “Investors” menu of the Company’s website at www.tegna.com. See the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of the Company’s compensation-related governance practices.

SHAREHOLDER ENGAGEMENT

The Company is committed to acting in the best interests of its shareholders, and views ongoing dialogue with shareholders as a critical component of the Company’s corporate governance program. As part of this commitment, the Company actively engages with its shareholders in order to fully understand their viewpoints concerning the Company, to garner feedback on areas for improvement, and to help our shareholders better understand our performance and long-term strategic plan. We believe our regular engagement with shareholders has been productive and provides an open exchange of ideas and perspectives for both the Company and its shareholders.

Company management regularly engages with many of its investors through in person and telephonic meetings throughout the year to solicit input and answer questions on a variety of topics. Company management provides the Board with regular updates regarding its shareholder outreach efforts as well as feedback received from shareholders, which helps to influence our policies and practices.

During 2017 and early in 2018, the Company actively engaged with shareholders, holding an investor day on May 17, 2017 and reaching out to shareholders representing, in the aggregate, more than 50% of our outstanding shares in order to understand their viewpoints concerning a variety of topics, including the following:

•	The Company’s strategic direction and transformation into a pure play media company, including our growth, diversification and capital allocation strategies;

•	The media M&A environment and the Company’s acquisition strategy;

•	The Company’s position and opportunities to capitalize on the changing media landscape;

•	Corporate governance and compensation matters; and

•	The Company’s proposed changes to its 2018 long term incentive program.

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Shareholder Engagement

The Company also has a policy that all of our directors attend our Annual Meeting of Shareholders, which presents yet another opportunity for us to engage directly with our shareholders. All of the standing directors, and those nominated for election at the time, attended the Company’s 2017 Annual Meeting of Shareholders.

For those who are unable to attend any of our investor meetings, transcripts of all management presentations are available on our website at www.tegna.com. Any shareholder who has an inquiry or meeting request is invited to contact Jeff Heinz, Vice President/Investor Relations, at 703-873-6917.

ANNUAL BOARD PERFORMANCE EVALUATION

The Company believes in continuously improving its corporate governance practices in order to support the Company’s performance. In 2017, the Board retained an independent consultant experienced in corporate governance matters to conduct an in-depth study of the Board’s effectiveness and to assist it with the annual performance evaluation process. The consultant interviewed each director to obtain his or her assessment of the effectiveness of the Board and its committees, including identifying opportunities for the Board to enhance its effectiveness. The Board then met with the consultant to discuss the consultant’s findings and recommendations for enhancing the Board’s overall operation and effectiveness. As a result of this process, the Board implemented a number of the consultant’s recommendations, including increasing the amount of time dedicated to Board strategy discussions and holding more committee meetings in between scheduled Board meetings.

INFORMATION ABOUT DIRECTORS

Our Board members have a diverse set of qualifications, skills and experiences and also reflect diversity of age, tenure and gender. The Board regularly evaluates its composition to determine if there are areas for improvement. Our recent director refreshment activities led the Board to add Ms. Witmer in December 2017 and Ms. Bianchini and Mr. Epstein in February 2018, supplementing the existing skills and experience of our Board, increasing the size of the Board to 12 directors and resulting in 5 of our 11 independent directors having less than 3 years of tenure.

AGE	TENURE	GENDER DIVERSITY

DIRECTOR SKILLS

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Information About Directors

The Nominees

The following director nominees are currently serving on the Board and have been nominated by the Board on the unanimous recommendation of the Nominating and Public Responsibility Committee to stand for re-election at the Company’s 2018 Annual Meeting for a one-year term. The principal occupation and business experience of each nominee, including the reasons the Board believes each of them should be re-elected to serve another term on the Board, are described below.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

Gina L. Bianchini Founder and CEO, Mighty Networks Age: 45 Director since: 2018

Experience:

Ms. Bianchini, 45, is Founder and Chief Executive Officer of Mighty Networks, a position she has held since September 2010. Ms. Bianchini served as Chief Executive Officer of Ning, Inc. from 2004 to March 2010 and Co-founder and President of Harmonic Networks from March 2000 to July 2003.

Qualifications:

Ms. Bianchini was identified by a search firm retained by the Company’s Nominating and Public Responsibility Committee to assist in seeking qualified director candidates consistent with the Committee’s requirements and objectives. The Committee favorably reviewed Ms. Bianchini’s qualifications and experience. Ms. Bianchini then interviewed with members of the Committee, the Company’s Chairman and its President and Chief Executive Officer. Following these interviews, the Committee unanimously recommended that Ms. Bianchini be elected to the Company’s Board of Directors based on her expertise, vision and creativity in the rapidly evolving world of social networking, her deep expertise in social media and community building technology platforms and her significant digital and start-up experience. Ms. Bianchini currently serves on the board of Scripps Networks Interactive, Inc. The Company’s Board elected Ms. Bianchini as a TEGNA director effective as of February 26, 2018.

Howard D. Elias President, Dell EMC Services and IT Age: 60 Director since: 2008

Experience:

Mr. Elias, 60, is President, Dell Services, Digital and IT, a position he has held since September 2016. Prior to that, he served as President and Chief Operating Officer, EMC Global Enterprise Services from January 2013 to September 2016 and was President and Chief Operating Officer, EMC Information Infrastructure and Cloud Services from September 2009 to January 2013. From October 2015 through September 2016, Mr. Elias was also responsible for leading the development of EMC Corporation’s integration plans in connection with its transaction with Dell Inc. Previously, Mr. Elias served as President, EMC Global Services and Resource Management Software Group; Executive Vice President, EMC Corporation from September 2007 to September 2009; and Executive Vice President, Global Marketing and Corporate Development, at EMC Corporation from October 2003 to September 2007.

Qualifications:

Mr. Elias has extensive management, leadership and operational expertise in cloud computing, supply chain, marketing, corporate development and managing global customer support and other service organizations, and broad global business experience in information technology and management as a result of the various senior leadership positions he has held with Dell, EMC, Hewlett-Packard Company, Compaq, Digital Equipment Corp., AST Research and Tandy Corporation. He has served as a TEGNA director since 2008.

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Information About Directors

Stuart J. Epstein Former Co-Managing Partner, Evolution Media; Former CFO, NBCUniversal Age: 55 Director since: 2018

Experience:

Mr. Epstein, 55, was most recently Senior Advisor, Evolution Media, having served as Co-Managing Partner from September 2015 to September 2017. Previously, he was Executive Vice President and Chief Financial Officer of NBCUniversal from September 2011 to April 2014. Prior to that, Mr. Epstein held various senior positions during his 23 years at Morgan Stanley, including Managing Director and Global Head of the Media & Communications Group within the investment banking division.

Qualifications:

Mr. Epstein was identified by a search firm retained by the Company’s Nominating and Public Responsibility Committee to assist in seeking qualified director candidates consistent with the Committee’s requirements and objectives. The Committee favorably reviewed Mr. Epstein’s qualifications and experience. Mr. Epstein then interviewed with members of the Committee, the Company’s Chairman and its President and Chief Executive Officer. Following these interviews, the Committee unanimously recommended that Mr. Epstein be elected to the Company’s Board of Directors based on his extensive experience in media, technology and capital markets and his deep transactional experience as a result of the various senior leadership positions he has held with Evolution Media, NBCUniversal and Morgan Stanley. The Company’s Board elected Mr. Epstein as a TEGNA director effective as of February 22, 2018.

Lidia Fonseca CIO and Senior Vice President, Quest Diagnostics Age: 49 Director since: 2014

Experience:

Ms. Fonseca, 49, is Chief Information Officer and Senior Vice President of Quest Diagnostics, a position she has held since April 2014. Previously, she served as Chief Information Officer and Senior Vice President of Laboratory Corporation of America (LabCorp) from 2008 to 2013.

Qualifications:

Ms. Fonseca has extensive expertise in data analytics, automation, building outstanding client experiences, overseeing strategic transformations, and leading strategic information technology operations as a result of the various senior leadership positions she has held in supply chain management and information technology with Quest Diagnostics, LabCorp, Synarc Inc. and Philips Healthcare. She has served as a TEGNA director since 2014.

David T. Lougee President and CEO, TEGNA Inc. Age: 59 Director since: 2017

Experience:

Mr. Lougee, 59, became President and Chief Executive Officer and a director of TEGNA in June 2017. He previously served as the President of TEGNA Media from July 2007 through May 2017. Prior to joining TEGNA, he served as Executive Vice President, Media Operations for Belo Corp. from 2005 to 2007. Mr. Lougee serves as chairman of the NBC Affiliates Board. He also serves on the Board of Directors for BMI (Broadcast Music Inc.), the Broadcasters Foundation of America and is the former joint board chairman of the National Association of Broadcasters (NAB) and past chair of the Television Bureau of Advertising (TVB) Board of Directors.

Qualifications:

Mr. Lougee has broad business experience and extensive management, leadership and operational expertise in, and intimate knowledge of, the media industry as a result of his 25 years of experience in a variety of senior leadership roles with the Company, Belo Corp. and NBC.

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Information About Directors

Scott K. McCune Founder, McCune Sports & Entertainment Ventures Age: 61 Director since: 2008

Experience:

Mr. McCune, 61, is the founder of McCune Sports & Entertainment Ventures, a firm focused on creating new business value for brands, rights holders, countries and start-ups. Prior to his retirement in March 2014, Mr. McCune spent 20 years at The Coca-Cola Company serving in a variety of roles, including Vice President, Global Partnerships and Experiential Marketing from 2012 to 2014; Vice President, Integrated Marketing from 2005 to 2011; Vice President, Worldwide Sports & Entertainment Marketing and Vice President, Worldwide Media from 2002 to 2004. He also spent 10 years at Anheuser-Busch Inc. where he held a variety of positions in marketing and media.

Qualifications:

Mr. McCune has extensive expertise in all aspects of consumer marketing as a result of the various senior leadership roles that he has held with The Coca Cola Company and Anheuser-Busch Inc. These include media, advertising, digital, licensing, partnerships, sports & entertainment marketing and leading global marketing teams. He has served as a TEGNA director since 2008.

Henry W. McGee Senior Lecturer; Harvard Business School Age: 65 Director since: 2015

Experience:

Mr. McGee, 65, has been a Senior Lecturer at Harvard Business School since July 2013. Previously, he served as a consultant to HBO Home Entertainment from April 2013 to August 2013 after serving as President of HBO Home Entertainment from 1995 until his retirement in March 2013. Mr. McGee held the position of Senior Vice President, Programming, HBO Video, from 1988 to 1995 and prior to that, Mr. McGee served in leadership positions in various divisions of HBO. Mr. McGee is also a former President of the Alvin Ailey Dance Theater Foundation and the Film Society of Lincoln Center.

Qualifications:

Mr. McGee has significant business, leadership and management experience, operational, marketing and wholesale distribution expertise and a deep understanding of the use of technology and all aspects of wholesale distribution and international markets as a result of his various senior leadership roles with HBO. Mr. McGee currently serves as a director of AmerisourceBergen Corporation and previously served on the boards of the Sundance Institute, the Public Theater, Save the Children and the Time Warner Foundation. He has served as a TEGNA director since 2015.

Susan Ness Senior Fellow; Center for Transatlantic Relations at Johns Hopkins University’s School of Advanced International Studies Age: 69 Director since: 2011

Experience:

Ms. Ness, 69, is a Senior Fellow at the Center for Transatlantic Relations at Johns Hopkins University’s School of Advanced International Studies (SAIS), and a principal of Susan Ness Strategies, a communications policy consulting firm, which she founded in 2002. She is also an Affiliated Expert of the Information Technology and Innovation Foundation (ITIF) and a member of the Board of Advisors of the European Institute. She served as a commissioner of the Federal Communications Commission from 1994 to 2001. From 2005 to 2007, she was the founding president and CEO of GreenStone Media, LLC, which produced talk programming targeting female audiences for syndication on radio and other platforms. She has served on the Board of Vital Voices Global Partnership since 2011, and from 2011 to 2014 she served on the J. William Fulbright Foreign Scholarship Board (Vice Chair in 2012 and 2013). Ms. Ness previously served on the board of LCC International, Inc. from 2001 to 2008, and on the post-bankruptcy board of Adelphia Communications Corp. from 2003 to 2007.

Qualifications:

Ms. Ness has extensive experience and expertise in global and domestic communications and media policy, particularly with respect to spectrum and broadcast matters, facilitating the deployment of new communications technologies and advising communications companies from her service as an FCC commissioner, as principal executive at GreenStone Media, LLC and Susan Ness Strategies, as a former corporate bank vice president financing broadcast and other communications companies, and as a Senior Fellow at the SAIS Center for Transatlantic Relations of Johns Hopkins University. She has served as a TEGNA director since 2011.

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Information About Directors

Bruce P. Nolop Retired CFO; E*Trade Financial Corporation Age: 67 Director since: 2015

Experience:

Mr. Nolop, 67, retired in 2011 from E*Trade Financial Corporation, where he served as Executive Vice President and Chief Financial Officer from September 2008 through 2010. Mr. Nolop was Executive Vice President and Chief Financial Officer of Pitney Bowes Inc. from 2000 to 2008 and Managing Director of Wasserstein Perella & Co. from 1993 to 2000. Previously, he held positions with Goldman, Sachs & Co., Kimberly-Clark Corporation and Morgan Stanley & Co.

Qualifications:

Mr. Nolop has significant experience in financial accounting, corporate finance, internal financial controls and strategic transactions, acquired through executive-level finance positions held in public companies and 18 years’ experience as an investment banker. Mr. Nolop is also a director of Marsh & McLennan Companies, Inc., On Deck Capital, Inc. and privately-held CLS Group. He has served as a TEGNA director since 2015.

Neal Shapiro President and CEO; public television company WNET Age: 60 Director since: 2007

Experience:

Mr. Shapiro, 60, is President and CEO of the public television company WNET which operates three public television stations in the largest market in the country: Thirteen/WNET, WLIW and NJTV. Before joining WNET in February 2007, Mr. Shapiro served in various executive capacities with the National Broadcasting Company beginning in 1993 and was president of NBC News from May 2001 to September 2005. He also serves on the Board of Directors of the Public Broadcasting Service (PBS), the Institute for Non-profit News (INN) and ChildObesity180, and the Board of Trustees at Tufts University.

Qualifications:

Mr. Shapiro has extensive experience and expertise in broadcasting, news production and reporting, journalism and First Amendment issues and has successfully built and led global news organizations as a result of the various senior leadership roles that he has held with WNET and NBC. He has served as a TEGNA director since 2007.

Melinda C. Witmer Former Executive Vice President, Chief Video & Content Officer; Time Warner Cable Age: 56 Director since: 2017

Experience:

Ms. Witmer, 56, was most recently Executive Vice President, Chief Video & Content Officer of Time Warner Cable, a position she held from January 2012 until May 2016 when Time Warner Cable was acquired by Charter Communications. Prior to that, she served as Time Warner Cable’s Executive Vice President and Chief Programming Officer from January 2007, after holding multiple senior roles with Time Warner Cable beginning in 2001. Prior to joining Time Warner Cable, Ms. Witmer was Vice President and Senior Counsel at Home Box Office, Inc.

Qualifications:

Ms. Witmer was identified by a search firm retained by the Company’s Nominating and Public Responsibility Committee to assist in seeking qualified director candidates consistent with the Committee’s requirements and objectives. The Committee favorably reviewed Ms. Witmer’s qualifications and experience. Ms. Witmer then interviewed with members of the Committee, the Company’s Chairman and its President and Chief Executive Officer. Following these interviews, the Committee unanimously recommended that Ms. Witmer be elected to the Company’s Board of Directors based on her significant experience in the telecommunications and media industry, her deep understanding of the changing media landscape and her experience in capitalizing on market opportunities, new technologies and emerging platforms in the media space. Ms. Witmer currently serves on the Advisory Board to the Dean of S.I. Newhouse School of Public Communications at Syracuse University. She previously served on the boards of iNDemand, the New York Mets and SportsNet NY. The Company’s board elected Ms. Witmer as a TEGNA director effective as of December 12, 2017.

9	2018 PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

Committees of the Board of Directors

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and its four committees: the Audit Committee, Executive Committee, Executive Compensation Committee and Nominating and Public Responsibility Committee. The following chart shows the current membership and chairperson of each of our Board committees and the number of committee meetings held during 2017.

	# of Meetings Held	Bianchini(1)	Elias	Epstein(1)	Fonseca	Lougee	Magner	McCune	McGee	Ness	Nolop	Shapiro	Witmer
Audit	7						🌑			🌑	C
Executive	0		🌑			🌑	C					🌑
Executive Compensation	6		C		🌑		🌑	🌑
Government Policy and Regulation (2)	0								🌑	C			🌑
Nominating and Public Responsibility	5								🌑	🌑		C

C – Chairperson

(1)	Ms. Bianchini and Mr. Epstein have recently been elected to the Board and are not yet members of a committee.
(2)	The Government Policy and Regulation Committee was established on February 22, 2018.

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company. Each member of the Audit Committee meets the independence requirements of the SEC as well as those of the NYSE. In addition, the Board has determined that Bruce P. Nolop is an audit committee financial expert, as that term is defined under the SEC rules. This Committee met seven times in 2017.

Executive Committee

The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. The Executive Committee did not meet in 2017.

Executive Compensation Committee

The Executive Compensation Committee discharges the Board’s responsibilities relating to the compensation of the Company’s directors and executives and has overall responsibility for the Company’s compensation plans, principles and programs. The Committee’s duties and responsibilities include reviewing and approving on an annual basis corporate goals and objectives relevant to the compensation of the Company’s CEO and other senior executives, including members of the TEGNA Leadership Team and certain other Company officers. The Committee also is responsible for reviewing and discussing with management the Compensation Discussion and Analysis (CD&A) disclosures contained in the Company’s Proxy Statement, and for making a recommendation as to whether the CD&A disclosures should be so included and incorporated by reference into the Company’s Annual Report on Form 10-K. The Board of Directors has determined that each member of the Committee meets the independence requirements of the SEC as well as those of the NYSE. This Committee met six times in 2017.

The Committee has primary responsibility for administering the Company’s equity incentive plans and in that role is responsible for approving equity grants to our senior executives. The Committee historically has delegated to the CEO the authority for approving equity grants to employees other than our senior executives mentioned above within the parameters of a pool of shares approved by the Committee. This provides flexibility for equity grants to be made to employees below the senior leadership level who are less familiar to the Committee.

Under its charter, the Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser. The Committee is directly responsible for the appointment, compensation and oversight of any such consultant, counsel or adviser, and the Company shall provide appropriate funding for payment of reasonable compensation to any such consultant, counsel or adviser, as determined by the Committee. In selecting a consultant, counsel or adviser, the Committee

10	2018 PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

Committees of the Board of Directors

evaluates its independence by considering the following six factors and any other factors the Committee deems relevant to the adviser’s independence from management:

•	Provision of other services to the Company by the person that employs the consultant;

•	Amount of fees paid by the Company to the person that employs the consultant, as a percentage of that person’s total revenue;

•	Policies and procedures of the person that employs the consultant regarding prevention of conflicts of interest;

•	Any business or personal relationship between the consultant and any member of the Committee;

•	Ownership by the consultant of the Company’s stock; and

•	Any business or personal relationship between the consultant, or any person that employs the consultant and any executive officer of the Company.

The Committee retains Meridian Compensation Partners, LLC (Meridian) as its consultant to advise it on executive compensation matters. After considering the six factors used by the Committee to evaluate independence, the Committee determined that Meridian is an independent compensation consultant in accordance with applicable SEC and NYSE rules.

Meridian participates in Committee meetings as requested by the chairman of the Committee and communicates directly with the chairman of the Committee outside of meetings. Meridian specifically has provided the following services to the Committee:

•	Consulted on various compensation plans, policies and practices, including changes to the 2018 long term equity award program;

•	Participated in Committee executive sessions without management present;

•	Assisted in analyzing executive compensation practices and trends and other compensation-related matters;

•	Consulted with management and the Committee regarding market data used as a reference for pay decisions;

•	Assisted in administering the 2017 equity award program, including spin-off related adjustments, relative TSR calculations and peer groups;

•	Prior to the Cars.com Spin-off, provided recommendations with respect to the design of Cars.com compensation plans and programs, including consulting with management and the Committee regarding market data used as a reference for making offers to members of the Cars.com leadership team and Board of Directors; and

•	Reviewed the CD&A and other compensation related disclosures contained in this Proxy Statement.

Nominating and Public Responsibility Committee

The Nominating and Public Responsibility Committee is charged with identifying individuals qualified to become Board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors the Company’s human resources practices, including its performance in diversity and equal employment opportunity, monitors the Company’s performance in meeting its obligations of fairness in internal and external matters, and takes a leadership role with respect to the Company’s corporate governance practices. This Committee met five times in 2017.

The Nominating and Public Responsibility Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity of the communities we serve. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy.

The Nominating and Public Responsibility Committee periodically retains search firms to assist in the identification of potential director nominee candidates based on criteria specified by the Committee and in evaluating and pursuing individual candidates at the direction of the Committee. The Committee will also consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2019 Annual Meeting should mail their suggestions to TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Suggestions must be received by the Secretary of the Company no earlier than December 27, 2018 and no later than January 16, 2019. The manner in which the Committee evaluates director nominee candidates suggested by shareholders will be consistent with the manner in which the Committee evaluates candidates recommended by other sources.

11	2018 PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

Committees of the Board of Directors

The By-laws of the Company establish a mandatory retirement age of 70 for directors who have not been executives of the Company and 65 for directors who have served as executives, except that the Board of Directors may extend the retirement age beyond 65 for directors who are or have been the CEO of the Company. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Public Responsibility Committee for its consideration. The Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

COMMITTEE CHARTERS

The written charters governing the Audit Committee, the Executive Compensation Committee and the Nominating and Public Responsibility Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page of the Company’s website at www.tegna.com under the “Investors” menu. You may also obtain a copy of any of these documents without charge by writing to: TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary.

ETHICS POLICY

The Company has long maintained a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, the appearance of impropriety, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page of the Company’s website at www.tegna.com under the “Investors” menu. You may also obtain a copy of the Ethics Policy without charge by writing to: TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page under the “Investors” menu of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline staffed by an independent third party for employees and others to submit their concerns regarding violations or suspected violations of the Company’s Ethics Policy or violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-695-1704 or by emailing or writing to the addresses provided in the Company’s Ethics Violation Reporting Policy found on the Corporate Governance page of the Company’s website at www.tegna.com under the “Investors” menu. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints and is responsible for setting the compensation of the Company’s independent registered public accounting firm. In selecting the Company’s independent registered public accounting firm, the Audit Committee considers, among other things, historical and recent performance of the current independent audit firm, known significant legal or regulatory proceedings related to the firm, external data on audit quality and performance, industry experience, firm capabilities and audit approach, and the independence of the audit firm. The Committee reviews the firm’s qualifications on an annual basis, assessing, among other things, the quality of its service, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity and professional skepticism. In conducting this review, the Committee also considers the advisability and potential impact of selecting a different independent public accounting firm.

The Audit Committee also provides oversight of the Company’s internal audit function including the review of proposed audit plans and the coordination of such plans with the Company’s independent registered public accounting firm. The Audit Committee oversees the adequacy and effectiveness of the Company’s accounting and financial controls and the guidelines and policies that govern the process

12	2018 PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

Report of the Audit Committee

by which the Company undertakes financial, accounting and audit risk assessment and risk management. The Audit Committee also is responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.

During fiscal years 2016 and 2017, the Company’s independent registered public accounting firm for each of those years, Ernst & Young LLP (“EY”), billed the Company the following fees and expenses:

	2016	2017
Audit Fees(1)	$3,900,000	$3,148,180
Audit-Related Fees(2)	$ 660,000	$ 205,000
Audit-Related Fees – Spin-off(2)	$2,195,000	$1,222,634
Audit-Related Fees - Total(2)	$2,855,000	$1,427,634
Tax Fees(3)	$ 183,000	$ 180,000
All Other Fees(4)	$ 0	$ 0
Total(5)	$6,938,000	$4,755,814
(1)	Audit Fees principally relate to professional services rendered in connection with the annual integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, the review of quarterly reports on Form 10-Q. Audit fees for 2016 include fees for audit services for CareerBuilder, LLC of $606,000.
(2)	Audit-Related Fees for 2017 principally relate to professional services rendered in connection with the audit of the financial statements issued in connection with the Cars.com Spin-off and the audits of employee benefit plans. Audit-Related Fees for 2016 principally relate to professional services rendered in connection with the audit of the financial statements issued in connection with the Cars.com Spin-off, due diligence in connection with the evaluation of strategic alternatives for CareerBuilder, LLC and audits of employee benefit plans. Audit-Related Fees for CareerBuilder, LLC were $405,000 in 2016. All of these services were pre-approved by the Audit Committee as described below.
(3)	Tax Fees principally relate to tax planning services and advice in the U.S. All of these services were pre-approved by the Audit Committee as described below.
(4)	No services were rendered during either 2016 or 2017 that would cause EY to bill the Company amounts constituting “All Other Fees.”
(5)	The total fees reflected above for 2016 include amounts for CareerBuilder, LLC, in which the Company held a 52.9% controlling interest until its sale in July 2017. These fees totaled $1,011,000 and represent 100% of the amounts billed by EY related to services provided to CareerBuilder, LLC, although the Company’s actual share, based on agreements with our partners in CareerBuilder, LLC, was $535,000.

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. Periodically, but at least annually, the Audit Committee reviews and approves the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all EY services periodically throughout the year and discusses such services with management and EY. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval authority for services provided by EY to its Chair, Bruce P. Nolop. Mr. Nolop may pre-approve up to $100,000 in services provided by EY, in the aggregate at any one time, without consultation with the full Audit Committee, provided he reports such approved items to the Audit Committee at its next scheduled meeting. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

In connection with its review of the Company’s 2017 audited financial statements, the Audit Committee received from EY written disclosures and a letter regarding EY’s independence in accordance with applicable requirements of the Public Company Accounting Oversight Board, including a detailed statement of any relationships between EY and the Company that might bear on EY’s independence, and has discussed with EY its independence. The Audit Committee considered whether the provision of non-audit services by EY is compatible with maintaining EY’s independence. EY stated that it believes it is in full compliance with all of the

13	2018 PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

Report of the Audit Committee

independence standards established by the various regulatory bodies. The Audit Committee also discussed with EY various matters required to be discussed by Statements on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T, including, but not limited to, the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, EY’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

The Audit Committee met with management, the Company’s internal auditors and representatives of EY to review and discuss the Company’s audited financial statements for the fiscal year ended December 31, 2017. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with EY regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K for the 2017 fiscal year, and the Board has approved that recommendation.

Audit Committee

Bruce P. Nolop, Chair

Marjorie Magner

Susan Ness

14	2018 PROXY STATEMENT

Proposal 2—Ratification of Appointment of

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor. The Audit Committee has appointed Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2018. EY was first appointed the Company’s independent registered public accounting firm in 2005 and we believe that the retention of EY is in the best interests of the Company and its shareholders. Upon the recommendation of the Audit Committee, the Board of Directors is submitting the appointment of EY as the Company’s independent registered public accounting firm for shareholder ratification at the 2018 Annual Meeting.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year.

Our By-laws do not require that the shareholders ratify the appointment of EY as our independent registered public accounting firm. We are seeking ratification because we value our shareholders’ views on the Company’s independent registered accounting firm and believe it is a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain EY, but in its discretion may choose to retain EY as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

The Audit Committee believes it is important for the independent auditor to maintain its objectivity and independence. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our Company. For lead and concurring review audit partners, the maximum number of years of service in that capacity is five years. The Audit Committee and its Chairman are involved in the process for selecting the lead audit partner.

A representative of EY is expected to be present at the 2018 Annual Meeting. The EY representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

The approval of this Proposal 2 requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the 2018 Annual Meeting. Your bank, broker or other intermediary may vote without your instructions on this proposal.

15	2018 PROXY STATEMENT

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Executive Compensation Committee of the Board of Directors. References to “NEOs” are to our Named Executive Officers, who for the 2017 fiscal year were: David T. Lougee, President and Chief Executive Officer, Victoria D. Harker, Executive Vice President and Chief Financial Officer, Lynn Beall (Trelstad)*, Executive Vice President and Chief Operating Officer—Media Operations, Todd A. Mayman, Executive Vice President/Chief Legal and Administrative Officer, Gracia C. Martore, former President and Chief Executive Officer, and John A. (Jack) Williams, former President/TEGNA Digital.

On May 31, 2017, the Company completed the previously announced separation of its digital automotive marketplace business from its broadcasting business in order to create two publicly traded companies (the “Cars.com Spin-off”). In connection with the Cars.com Spin-off, among other things, Gracia C. Martore retired from the Company and John A. (Jack) Williams ceased to serve as President/TEGNA Digital. When we discuss in this “Compensation Discussion and Analysis” our compensation objectives for our NEOs for 2017 and prospectively, we are addressing only those NEOs who are continuing to serve as executive officers: Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Mayman, unless otherwise noted.

*	“Beall” is Ms. Trelstad’s maiden name and the name she uses for business purposes. “Trelstad” is her married and legal name. Ms. Trelstad is referred to throughout this Proxy Statement as Ms. Beall.

Executive Summary

This Executive Summary will provide an overview of the following key areas: Shareholder Return, Performance Highlights, Pay for Performance, Executive Compensation Committee Responsibilities, Guiding Principles, Compensation-Related Governance Practices and Say on Pay.

SHAREHOLDER RETURN

TEGNA OUTPERFORMED ITS PEER GROUP ON TOTAL SHAREHOLDER RETURN (TSR) OVER THE PAST 1-, 3- AND 5-YEAR PERIODS.

16	2018 PROXY STATEMENT

Comparison of Cumulative One Year Total Return Comparison of Cumulative Three Year Total Return

EXECUTIVE COMPENSATION

Executive Summary

The above graphs show that our Company’s stock outperformed an index comprised of the Company’s 2017-2019 TSR Peer Group (“Peer Group”) over each of the 1-, 3- and 5-year periods ending December 31, 2017. (See page 28 of this Proxy Statement for a list of the companies included in the Peer Group.) The total returns of the Peer Group are weighted by market capitalization. The graphs depict representative results of investing $100 in the Company’s common stock and the Peer Group at market close on December 31, 2012, 2014 and 2016, respectively. In making the calculations, we assumed that dividends were reinvested monthly with respect to the Company’s common stock and each Peer Group company, with the Company’s performance following the June 29, 2015 spin-off of its publishing business (the “Publishing Spin-off”), which retained the name Gannett Co., Inc. (“Gannett”), calculated using the combined result of one TEGNA share and one-half Gannett share beginning June 29, 2015, and the Company’s performance following the May 31, 2017 Cars.com Spin-off calculated using the combined result of one TEGNA share, one-half Gannett share and one-third Cars.com share beginning June 1, 2017.

17	2018 PROXY STATEMENT

Comparison of Cumulative Five Year Total Return

EXECUTIVE COMPENSATION

Executive Summary

PERFORMANCE HIGHLIGHTS

TEGNA ACHIEVED SOLID FINANCIAL RESULTS IN 2017.

Operating Revenues $1.90 BILLION	Adjusted EBITDA $631 MILLION	Free Cash Flow $309 MILLION	Non-GAAP EPS $1.08 PER SHARE

Highlights of the Company’s 2017 performance included:

Cars.com Spin-off. On May 31, 2017, we successfully completed the previously announced spin-off of the Company’s digital automotive marketplace business.

Review of Strategic Options for CareerBuilder. On July 31, 2017, we concluded our evaluation of strategic alternatives for CareerBuilder by selling our controlling interest to a group led by investment funds managed by affiliates of Apollo Global Management, LLC and the Ontario Teachers’ Pension Plan Board, completing our transformation into a pure-play media company.

Revenues. Total revenues of the Company were $1.9 billion, up 7% on a non-GAAP comparable basis.

Strong subscription revenue growth. The Company’s subscription revenue grew consistently at approximately 24% per quarter during the year.

Contributions from innovation initiatives. The Company’s innovation initiatives contributed an increasing percentage of our total revenue, marking strong success in execution.

Adjusted EBITDA. The Company’s Adjusted EBITDA totaled $631 million (representing net income from continuing operations, income taxes, interest expense, equity income, other non-operating items, special items, depreciation and amortization).

Non-GAAP EPS. The Company’s non-GAAP earnings per diluted share from continuing operations were $1.08 per diluted share.

Strong free cash flow. The Company generated $309 million in free cash flow (representing “Net cash flow from operating activities,” as reported on the Company’s statement of cash flows, reduced by “Purchase of property and equipment”).

Reconciliations of the following non-GAAP financial measures to the Company’s results as reported under accounting principles generally accepted in the United States may be found in the Company’s Form 10-K, filed March 1, 2018: non-GAAP comparable revenue—page 25; adjusted EBITDA—page 26; non-GAAP earnings per share—page 24; and free cash flow—page 26.

PAY FOR PERFORMANCE

The Committee supports compensation policies that place a heavy emphasis on pay for performance. Having our NEOs receive a higher proportion of their long-term awards as performance-based performance shares that may be earned based on how the Company’s total shareholder return (TSR) compares to the TSR of the Company’s Peer Group during a three-year measurement period rather than restricted stock units (which are service-based) strengthens the pay for performance aspect of the Company’s long-term incentive program. The percentage of NEO annual equity awards granted in January 1, 2017 (based on award value) that were performance-based were 75% for our CEO and 65% for each of the other NEOs (other than Ms. Beall, who was not an NEO at the time she received her annual equity award).

18	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Executive Summary

OUR CEO’S REALIZED PAY THROUGH 2017 COMPARES VERY FAVORABLY WITH OUR TOTAL SHAREHOLDER RETURN

The following chart compares our CEO’s Adjusted Summary Compensation Table (SCT) Compensation and Realized Pay between 2015 and 2017 in comparison to our cumulative 3-year total shareholder return relative to our Peer Group. The chart reflects Mr. Lougee’s Adjusted SCT compensation and Realized Pay for calendar year 2017 and Ms. Martore’s Adjusted SCT compensation and Realized Pay for calendar years 2016 and 2015.

The amount of pay presented for our CEO and the other NEOs in the Summary Compensation Table includes the grant date fair value of long-term incentive awards for accounting purposes. Based on the performance of our share price and how the Company’s total shareholder return compares to the total shareholder returns of our Peer Group, the amount of pay actually realized by our NEOs from these awards may differ significantly from their accounting value. As a result, we believe it is useful to compare our CEO’s Realized Pay between 2015 and 2017 with his or her Adjusted SCT Compensation for the same period. For this purpose, we define:

•	“Adjusted SCT Compensation” as the compensation reported in the Summary Compensation Table for the applicable year, adjusted by excluding “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation.” We excluded these items because they either represent amounts that will not become realized pay until termination of employment or later or are not part of our core compensation program; and

•	“Realized Pay” as the sum of (i) actual base salary and bonus paid for the applicable year plus (ii) the amount reported in the “Option Exercises and Stock Vested” table upon the vesting of RSUs and Performance Shares or exercise of stock options.

Our CEO’s Realized Pay between 2015 and 2017 consisted of:

	2015 ($)	2016 ($)	2017 ($)
Base salary received	1,000,000	1,000,000	908,333
Bonus	2,750,000	2,250,000	1,000,000
Stock option exercises	2,385,596(1)	0	0
RSU/Performance share vesting	8,564,245(2)	5,899,575(3)	1,643,212(4)
Total*	14,699,841	9,149,575	3,551,545
(1)	These amounts include the value of Gannett stock options exercised by Ms. Martore in 2015 after the Publishing Spin-off.
(2)	These amounts include the value of RSUs that vested on December 31, 2015 that were settled in shares of Gannett stock and Gannett shares acquired by Ms. Martore on February 1, 2016 in respect of the payout of performance shares for the 2013—2015 Incentive Period.

19	2018 PROXY STATEMENT

CEO Pay SCT Compensation and Realized Pay

EXECUTIVE COMPENSATION

Executive Summary

(3)	These amounts include the value of RSUs that vested on December 31, 2016 that were settled in shares of Gannett stock and Gannett shares acquired by Ms. Martore on February 1, 2017 in respect of the payout of performance shares for the 2014—2016 Incentive Period.
(4)	These amounts include the value of RSUs that vested on December 31, 2017 that were settled in shares of Gannett stock, RSUs that vested on December 31, 2017 that were settled in shares of Cars.com stock and Cars.com shares acquired by Mr. Lougee on January 3, 2018 and January 23, 2018 in respect of the payout of performance shares for the 2015—2017 Incentive Period.

The preceding chart and table are not substitutes for the information required to be included in the Summary Compensation Table, but provide additional information with regard to our CEO’s pay.

65% OF OUR CEO’S 2017 TARGET PAY WAS PERFORMANCE-BASED

President and CEO Target Pay Mix

EXECUTIVE COMPENSATION COMMITTEE RESPONSIBILITIES

The Committee oversees the Company’s executive compensation program and is responsible for:

•	Evaluating and approving the Company’s executive compensation plans, principles and programs;

•	Administering the Company’s equity incentive plans and granting bonuses and equity awards to our senior executives; and
•	Reviewing and approving on an annual basis corporate goals and objectives relevant to the compensation of the Company’s President and CEO and its other senior executives.

The Committee also regularly reviews other components of executive compensation, including benefits, perquisites and post-termination pay.

20	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Executive Summary

GUIDING PRINCIPLES

In making its NEO compensation decisions, the Committee is guided by the following principles:

•	Pay for performance—Compensation should place a heavy emphasis on pay for performance and substantial portions of total compensation should be “at risk.” Bonuses should reflect individual and Company performance during the past year and can vary significantly in amount from year to year. In contrast, long-term equity awards are forward-looking and designed primarily to reward future service and performance rather than past performance. As such, the value of equity award opportunities will tend to vary less from year to year.

•	Attract, retain and motivate—We are committed to attracting and retaining superior executive talent by offering a compensation structure that motivates key employees to ensure our overall success and long-term strength.

•	Fairness—Compensation should be fair to both executives and shareholders, externally competitive, and designed to align the interests of our executives with those of our shareholders.

•	Pay competitively—We provide compensation opportunities generally in line with those of executives holding similar positions at peer and comparable companies.

•	Promote stock ownership—As a key part of our shareholder alignment efforts, we expect each of our senior executives to acquire and maintain a meaningful level of investment in Company common stock. Levels of senior executive stock ownership are regularly reviewed by the Committee and approved by the full Board. Our senior executives are expected to increase their stock ownership until they reach a minimum guideline equal to a multiple of their annual base salary and to maintain such minimum guideline after it has been reached.

The following table reflects the minimum stock ownership guideline for each NEO. All of the NEOs are on track to meet their minimum ownership guideline.

NAME	MINIMUM GUIDELINE MULTIPLE OF BASE SALARY
MR. LOUGEE	5X
MS. HARKER	3X
MS. BEALL	2X
MR. MAYMAN	1X

The minimum guideline is 1X base salary for other key senior executives of the Company. The Company’s stock ownership guidelines require that executives hold all after-tax shares they receive from the Company as compensation until they have met the stock ownership guidelines detailed above and if they subsequently fall below such guideline.

COMPENSATION-RELATED GOVERNANCE PRACTICES

The Board’s commitment to strong corporate governance practices extends to the compensation plans, principles, programs and policies established by the Committee. The Company’s compensation-related governance practices and policies of note include the following:

✓	Performance-based pay. The majority of the compensation we provided to our NEOs is performance-based.

✓	Outcome alignment. Each year we review the Company’s compensation and financial performance against internal budgets, financial results from prior years and Peer Group market data to make sure that executive compensation outcomes are aligned with the absolute and relative performance of the Company.

✓	Clawback. We have a recoupment policy which provides that fraud or intentional misconduct by any employee that results in an accounting restatement due to material non-compliance with the securities laws would trigger a recoupment of certain incentive compensation from the responsible employee, as determined by the Committee.

✓	All new change-in-control arrangements are double trigger without excise tax gross-ups. Severance for executives who became eligible to participate in a change in control severance plan after April 15, 2010 is double trigger and those executives are not eligible for an excise tax gross-up.

✓	Double-trigger equity vesting upon a change in control. A change in control of the Company will only accelerate full vesting of equity awards granted to executives after 2015 if the awards are not continued or assumed in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control.

✓	No income tax gross-ups. We do not offer income tax gross-ups except in our relocation program.

✓	Good stock option practices. We have never repriced, replaced, backdated or springloaded stock options nor granted stock options with a reload feature, nor does the Company loan funds to employees to enable them to exercise stock options.

21	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Executive Summary

✓	Anti-hedging. We maintain a policy that prohibits the Company’s employees and directors from hedging or short-selling the Company’s shares.

✓	Anti-pledging. We maintain a policy that prohibits the Company’s executive officers and directors from pledging the Company’s shares.

✓	Risk evaluation. We regularly evaluate the risks associated with the Company’s executive compensation plans and programs and consider the potential relationship between compensation and risk taking.

✓	TSR peers. We review the Company’s TSR Peer Group annually and, if appropriate, adjust it in connection with new grants, to make sure it reflects the Company’s business mix.

✓	No unearned dividends. We do not pay dividends or dividend equivalents on unearned TSR performance shares or unpaid restricted stock unit awards granted to employees.

✓	No cash buyouts. We prohibit cash buyouts of underwater stock options without shareholder approval.

SAY ON PAY

90% OF OUR SHAREHOLDERS SUPPORTED OUR EXECUTIVE COMPENSATION PROGRAM AT THE 2017 ANNUAL MEETING

At last year’s annual meeting of shareholders, approximately 90% of the votes cast were in favor of the Company’s Say on Pay proposal, indicating strong support for the Company’s executive compensation program, including the long-term incentive program described in the Company’s 2017 Proxy Statement. The Committee will continue to consider the outcome of the Company’s Say on Pay votes when making future NEO compensation decisions.

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM

Key Components of Annual Compensation Decisions

The Company has designed an executive compensation program that is currently comprised of several components, as more fully discussed in the pages that follow. The key components of the Company’s annual compensation decisions are described in the following table.

	COMPONENT	DESCRIPTION	PERFORMANCE CONSIDERATIONS	PAY OBJECTIVE
Short Term Cash Compensation	BASE SALARY	Pay for service in executive role.	Based on the nature and responsibility of the position, achievement of key performance indicators, internal pay equity among positions and competitive market data.	Attraction and retention. Base salary adjustments also allow the Committee to reflect an individual’s performance or changed responsibilities.
	ANNUAL BONUS	Short-term program providing NEOs with an annual cash bonus payment.	Based on the Committee’s assessment of each NEO’s contributions to Company-wide performance and achievement of key performance indicators.	Reward performance in attaining individual and Company performance goals.
Long-Term Equity Incentives	PERFORMANCE SHARES

Long-term program through which participants are given an opportunity to earn shares of Company common stock based upon how the Company’s total shareholder return over a three-year performance period compares to the total shareholder returns of the Company’s TSR Peer Group (as defined below) over the same period.

			Based on the achievement of the Company’s long-term financial goals and the creation of long-term shareholder value as compared to a group of the Company’s peers.	Drive shareholder returns, align the interests of executives with those of shareholders, foster stock ownership and promote retention.
	RESTRICTED STOCK UNITS (RSUS)	Long-term program providing for delivery of shares of common stock upon continued employment.	Based on the achievement of the Company’s financial and strategic goals and the creation of shareholder value.	Retain executives, foster stock ownership and align their interests with those of shareholders.

22	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

HOW THE COMMITTEE DETERMINES NEO COMPENSATION

The Committee determines NEO compensation in its sole discretion based on its business judgment, informed by the experience of the Committee members, input from the Committee’s independent compensation consultant, market data, management’s and the Committee’s assessment of the NEO, achievement of Key Performance Indicators, the Company’s performance and progress towards achievement of its strategic plan and the challenges confronting our business.

The Committee does not focus on any one particular objective, formula or financial metric, but rather on what it considers to be value-added quantitative and qualitative goals in furtherance of our compensation guiding principles described in the Executive Summary of this Compensation Discussion and Analysis.

Key Performance Indicators

The Committee assesses the degree and extent of achievement of key performance indicators (KPIs) as a principal tool for making NEO compensation decisions. KPIs, set annually for each of our executive officers, consist of individually designed qualitative and quantitative goals organized in three areas:

•	Profit and Revenue Goals, which include, as appropriate, revenue, adjusted EBITDA, operating income, free cash flow, digital revenue and other financial goals for the Company and the respective businesses and/or functions over which each NEO has operational or overall responsibility;

•	People Goals, intended to help the Committee measure the NEO’s contributions through, as appropriate, measures of leadership, achievement of diversity initiatives, First Amendment activities, and other significant qualitative objectives such as promoting an ethical Company work environment and diverse workforce and maintaining our reputation as a good corporate citizen of the communities in which we do business; and

•	Product Goals, which include specific areas in which the NEO is asked to innovate and collaborate to adopt and implement new products and programs in support of the strategic plan.

Each NEO’s KPIs include multiple items in each of the three areas. The KPIs are intended to be challenging but realistic, with a high degree of difficulty in achieving all of the goals set for each NEO. Accordingly, the Committee’s assessment of NEO performance versus KPIs is holistic, with no particular weighting ascribed to achievement of any particular item in any area.

While the Committee takes into consideration the degree of achievement of each NEO’s KPIs and the Company performance goals and financial measures set forth above in making compensation decisions, the Committee exercises its business judgment, in its sole discretion, to set NEO compensation.

Comparative Market Data

To assist the Committee in making decisions affecting NEO compensation opportunities, Company management provided it with a report regarding, among other things, executive compensation data, which the Committee reviewed and used in its year-end compensation decisions. The report included data from the Willis Towers Watson Media Compensation Survey, the Willis Towers Watson General Industry Executive Compensation Survey, the Croner Digital Content and Technology Survey and data from Equilar, a source of detailed executive compensation information (collectively, “Comparative Market Data”).

Through use of this data, the Committee compares NEO salaries, bonus opportunities and equity compensation opportunities to those of companies in the media sector and other companies with comparable revenues to confirm that the elements of our compensation program and the range of amounts we pay our executives for each element are appropriate in that context. The Committee does not, however, target elements of compensation to a certain range, percentage or percentile within the Comparative Market Data.

BASE SALARY

We pay our NEOs base salaries to compensate them for service in their executive role. Salaries for NEOs take into account:

•	the nature and responsibility of the position;

•	the achievement of KPIs, both historically and in the immediately prior year;

•	internal pay equity among positions; and

23	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

•	Comparative Market Data as described above, which supported the conclusion that our NEOs’ base salaries were broadly in line with the market.

Based on these factors, the Committee set 2017 NEO base salaries as follows:

EXECUTIVE	2017 BASE SALARY
Mr. Lougee	$850,000
Ms. Harker	$700,000
Ms. Beall	$525,000
Mr. Mayman	$610,000

Upon the completion of the Cars.com Spin-off:

•	Mr. Lougee became President and CEO and, pursuant to the terms of his offer letter, his annual base salary was increased to $950,000; and

•	Ms. Beall was promoted to the position of Executive Vice President and Chief Operating Officer—Media Operations and her annual base salary was increased to $575,000.

ANNUAL BONUSES

ANNUAL BONUS OPPORTUNITY

Our NEOs participate in an annual bonus program. Bonuses are short term compensation designed to reflect the individual NEO’s contribution to overall Company results and attainment of strategic business objectives during the year. Annual bonuses therefore can vary significantly in amount from year to year.

In early 2017, the Committee, in consultation with its independent compensation consultant, considered amounts for bonus opportunity developed by our President and CEO and Senior VP/Chief Human Resources Officer. These amounts are calculated by multiplying the NEO’s base salary by a target percentage which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•	Comparative Market Data, which indicated the bonus guideline amounts were generally in line with the market.

Based on these factors, the Committee approved the following 2017 bonus guideline opportunities for our NEOs:

EXECUTIVE	BASE SALARY	TARGET PERCENTAGE OF BASE SALARY	BONUS GUIDELINE AMOUNT
Mr. Lougee*	$950,000	110%	$1,045,000
Ms. Harker	$700,000	100%	$700,000
Ms. Beall*	$575,000	100%	$575,000
Mr. Mayman	$610,000	70%	$427,000

*	These base salary amounts reflect the NEO’s promotion upon the completion of the Cars.com Spinoff.

ANNUAL BONUS PAYOUT FOR 2017

The extent to which a bonus is earned by an NEO is determined by the Committee, informed by attainment of the Company’s annual financial and qualitative performance goals, individual contributions made by the NEO during the year and each NEO’s KPIs set at the beginning of the year.

In addition to assessing individual KPI achievement, the Committee also considers the financial performance of the Company across a variety of financial measures which, for 2017, included total revenues, operating income, net income, earnings per share, Adjusted EBITDA, EBITDA margins, subscription revenue and free cash flow as a percentage of revenue. The Committee selected these financial measures for 2017 because it considers them to be broad enough to capture the most significant financial aspects of an organization as large as ours yet also focused enough to represent the financial measures that we believe drive our financial success as a pure-play media company.

24	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

In assessing Company achievement of these financial performance measures, the Committee compares them to management budgets approved by the Board at the beginning of the year and financial results from prior years, and takes into account the Company’s financial performance relative to its peer companies, as well as industry and market conditions. Finally, the Committee evaluates the performance of our executives and the roles played by each of them in achieving critically important strategic transactions. For 2017, the performance of our NEOs in completing the Cars.com spin-off, the sale of CareerBuilder and our acquisition of media assets that will expand our viewership in San Diego were considered favorably in this regard.

2017 was a transformational year for the Company with the successful Cars.com Spin-off and the sale of the controlling interest in CareerBuilder, allowing the Company to achieve its strategic goal of becoming a pure-play media company. In reaching its 2017 bonus decisions, the Committee considered the role of the management team in completing those strategic transactions; achievement of the financial results described in the “Executive Summary” above; and the following contributions made by each NEO versus his or her KPIs during the year:

David T. Lougee, President and Chief Executive Officer

2017 Performance Highlights and Key Accomplishments:

After the closing of the Cars.com Spin-off in June 2017, Mr. Lougee assumed additional responsibilities in connection with being named President and CEO and guided the Company through its transition to a pure-play media company following the sale of our controlling interest in CareerBuilder. Mr. Lougee’s annual bonus for 2017 reflected the Committee’s assessment of his performance of those duties and his achievement of the following KPIs:

Profit and Revenue Goals

•  Increased total revenues 7% in 2017 compared to 2016, on a non-GAAP comparable basis*.

•  Achieved an Adjusted EBITDA Margin* for 2017 of 33%.

•  Managed ongoing operational efficiencies and expense savings.

•  Grew Premion business to more than $30 million of revenue in its first full year of operations.

People Goals

•  Restructured the management team following the Cars.com spin-off, integrating the TEGNA Media and Corporate staffs into a more efficient organization reflective of the Company’s strategic needs operating as a single business unit.

•  Advanced the Board’s understanding of our long-term strategy and the most critical aspects of the media business.

•  Continued a culture of innovation critical to our future strategy, exemplified by “Daily Blast LIVE” and Premion, and expanded Innovation Summits, bringing some of the most creative thinkers from around the Company together to brainstorm and develop new ideas for the future.

•  Worked to develop a more diverse employee base reflective of the markets in which our television stations operate and in creating initiatives to promote TEGNA as a great place to work.

Product Goals

•  Championed a strategy of organic growth by bolstering relationships with local consumers and clients to bring communities together and act locally. Efforts focused on three pillars: content transformation, advertising and marketing services transformation, and initiatives in how we go to market and distribute our content across platforms. Under Mr. Lougee’s leadership, the Company:

✓  Began wholesale transformations of local news in its markets, creating digital-first operations and using data to better serve audiences on air, in mobile and through social media;

✓  Launched innovative, multi-platform non-news programs such as “Daily Blast LIVE,” a 30-minute news and entertainment show that focuses on content that is always live and crowdsourced in real time from viewers through social media engagement;

✓  Grew Premion, the industry’s first OTT local advertising network, one of the many tools our sales force uses to provide our clients with a holistic approach to marketing, allowing them to optimize their spend and put their advertising dollars to work in the channels that make the most sense, regardless of the platform; and

25	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

✓  Entered into OTT distribution deals with our network partners and streaming services such as YouTube TV and DirecTV Now, which will provide our stations with per-subscriber economics that are equal to, or slightly better than, the per-subscriber economics associated with the Company’s traditional MVPD relationships.

•  Led our efforts to formulate, communicate and pursue a plan to grow our media business through strategic acquisitions and investments, and positioned the Company to capitalize on regulatory reforms implemented by the current presidential administration.

•  In December 2017, we announced a definitive agreement to acquire television stations KFMB-TV, the CBS affiliated station, and KFMB-D2 (CW), and radio broadcast stations KFMB-AM and KFMB-FM in San Diego. Through this transaction, completed in February 2018, we added a strong station to our portfolio of big four affiliates in top markets. As a result of the acquisition, the Company’s U.S. television household reach will increase by more than one million or one percentage point.

•  Along with Ms. Harker, developed and implemented an investor relations program to inform, educate and engage the analyst community, passive/index investors and capital managers. The program combined one-on-one meetings and non-deal road shows in multiple cities to reach these constituents.

*	Reconciliations of the following non-GAAP financial measures to the Company’s results as reported under accounting principles generally accepted in the United States may be found in the Company’s Form 10-K, filed March 1, 2018: non-GAAP comparable revenue—page 25; and adjusted EBITDA—page 26.

Victoria D. Harker, Executive Vice President and Chief Financial Officer

2017 Performance Highlights and Key Accomplishments:

Ms. Harker delivered a strong performance in 2017, playing a key role in overseeing the planning, preparation for and completion of the Cars.com Spin-off and in executing the sale of our controlling interest in CareerBuilder. Her annual bonus for 2017 reflected the Committee’s assessment of her performance, including her achievement of the following KPIs:

Profit and Revenue Goals

•  Helped position the Company to achieve its financial results. Enhanced our capital structure and led a variety of cost control programs and initiatives, resulting in the reduction of our effective tax rate pre-Tax Reform, and significant expense savings that benefited 2017 results.

People Goals	• Achieved training and development and diversity hiring goals, while streamlining the finance function to reflect our new structure as a single business unit.
Product Goals

•  Achieved KPIs relating to investor outreach and outsourcing initiatives and continued development of a shared services model to centralize the performance of key finance functions for our television stations located throughout the country.

Lynn Beall, Executive Vice President and Chief Operating Officer—Media Operations

2017 Performance Highlights and Key Accomplishments:

Ms. Beall became an executive officer upon completion of the Cars.com Spin-off. Following her promotion, she demonstrated leadership in overseeing one of the most geographically diverse broadcast groups in the United States. Ms. Beall’s annual bonus for 2017 reflected the Committee’s assessment of her performance including her achievement of the following KPIs:

Profit and Revenue Goals	• Drove the Company’s Media revenue, including digital revenue associated with television station digital platforms, and net income for TEGNA’s media properties.
People Goals

•  Recruited, developed and retained station general managers; fostered greater gender, racial and ethnic diversity so our employee base more closely reflects the communities in which we operate; and realigned our digital operations by clarifying roles, responsibilities for content and sales across the streamlined Media staff.

Product Goals

•  Managed a team that grew our audience across platforms; accelerated development and launch of new programming initiatives including pilot programs targeting local news processes, a variety of new live, local non-news programming, a daily show with a foundation for a national roll-out, and new digital content partnerships; and supported the growth of Premion across all of our local television markets.

26	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

Todd A. Mayman, Executive Vice President/Chief Legal and Administrative Officer

2017 Performance Highlights and Key Accomplishments:

In 2017, Mr. Mayman continued effective management of the law department and various administrative functions. Mr. Mayman played a key role in overseeing the planning, preparation and completion of the Cars.com Spin-off and sale of the Company’s controlling interest in CareerBuilder. Mr. Mayman also led significant headquarters-related real estate projects, including repurposing and consolidating our existing space and in connection with our relocation to a new corporate headquarters, anticipated in early 2019. In his role as Chief Administrative Officer, Mr. Mayman assumed oversight responsibility for the Company’s information technology and stations operations group, and assisted our Houston TV station in recovering from the effects of Hurricane Harvey, including negotiating temporary and permanent locations for the station. Mr. Mayman’s annual bonus for 2017 reflected the Committee’s assessment of his performance, including his achievement of the following KPIs:

Profit and Revenue Goals	• A focus on cost control enabled the legal department to achieve its internal department and Company-wide outside counsel fee budget for the year.
People Goals	• Achieved goals for diversity in hiring, management and promotion, and succession planning efforts.
Product Goals	• Played an important role in investor relations efforts; facilitated training and compliance programming; and led special projects relating to the optimization of our owned and leased real estate.

The Committee, exercising its business judgment, in its sole discretion, and informed by the foregoing individual and Company performance factors, awarded 2017 annual bonuses to our NEOs as follows:

EXECUTIVE	BONUS
Mr. Lougee	$1,000,000
Ms. Harker	$675,000
Ms. Beall	$560,000
Mr. Mayman	$410,000

LONG-TERM INCENTIVES

We use equity-based awards to recognize the performance of executives who drive the development and execution of our business strategies and goals. The primary purposes of these awards are to align further the executive’s interests with those of the Company’s shareholders and the Company’s longer-term objectives, to drive shareholder return, to foster executive stock ownership and to promote retention. We awarded both total shareholder return (TSR) performance shares (Performance Shares) and restricted stock units (RSUs) to our NEOs on January 1, 2017.

Performance Shares

The Company grants Performance Shares based on the Company’s total shareholder return versus a peer group of media companies. Under the Performance Share awards, the Company may issue shares of Company common stock (Performance Shares) to senior executives following the completion of a three-year period beginning on the grant date (the Incentive Period). Generally, if an executive remains in continuous employment with the Company during the Incentive Period, the number of Performance Shares that the executive will receive will be determined based upon how the Company’s TSR compares to the TSRs of a peer group of media companies (TSR Peer Group) during the Incentive Period. By tying the payout of the Performance Share awards to the Company’s TSR, a purely objective standard, the Committee is aligning executive compensation with shareholders’ interests.

For each grant of Performance Shares, the Company’s TSR is ranked against the TSR of each company in the TSR Peer Group over the Incentive Period. The Committee, with assistance from its independent compensation consultant, selects certain media and digital companies to be included in the TSR Peer Group based on the Committee’s assessment of the similar nature of the peer companies’ business operations. In anticipation of the Cars.com Spin-off and the potential sale of CareerBuilder, the Committee selected a 2017-2019 TSR Peer Group consisting solely of media companies.

27	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

The Company’s TSR Peer Groups for each Incentive Period including 2017 are as follows:

2017 – 2019 TSR Peer Group

CBS Corp.	Gray Television, Inc.	Sinclair Broadcast Group, Inc.
Discovery Communications Inc.	Meredith Corp.	Tribune Media Co.
E.W. Scripps	NexStar Broadcasting Group, Inc.	Twenty-First Century Fox, Inc.
Graham Holdings Co.	Scripps Networks Interactive

2016 – 2018 TSR Peer Group

Altaba Inc. (formerly Yahoo, Inc.)	Gray Television, Inc.	Meredith Corp.
Angie’s List, Inc.	Groupon, Inc.	Monster Worldwide Inc.
CBS Corp.	Harte Hanks, Inc.	NexStar Broadcasting Group, Inc.
Constant Contact, Inc.	IAC/Interactive Corp.	Sinclair Broadcast Group, Inc.
Discovery Communications Inc.	LinkedIn Corporation	Tribune Media Co.
E.W. Scripps	Media General, Inc.	Yelp, Inc.

2015 – 2017 TSR Peer Group

Altaba Inc. (formerly Yahoo Inc.)	Groupon, Inc.	Monster Worldwide Inc.
Angie’s List, Inc.	Harte Hanks, Inc.	NexStar Broadcasting Group, Inc.
AOL, Inc.	IAC/InteractiveCorp.	ReachLocal, Inc.
Constant Contact, Inc.	LinkedIn Corporation	Sinclair Broadcast Group, Inc.
Discovery Communications Inc.	Media General, Inc.	Tribune Media Co.
E.W. Scripps	Meredith Corp.	Truecar, Inc.
Gray Television, Inc.

For additional information regarding the Company’s TSR Peer Groups, see “Impact of Certain Transactions on Performance Share Awards Involving 2015-2017 TSR Peer Group Members” on page 30 of this Proxy Statement.

For purposes of the Performance Share awards, a company’s TSR generally equals a fraction, the numerator of which is the company’s stock price change plus the dividends paid on such stock (which are assumed to be reinvested in the stock) from the first day of the Incentive Period to the applicable measurement date, and the denominator of which is the company’s closing stock price on the business day preceding the first day of the Incentive Period.

For each Incentive Period, the Committee will calculate the number of Performance Shares earned by multiplying the target number of Performance Shares (as specified in the executive’s award agreement) by a percentage based upon the Company’s 3-year TSR performance ranked against the TSR performance of the TSR Peer Group.

The percentages for each Incentive Period are set forth on the following table, with percentiles between the thresholds determined by straight line interpolation:

3 YEAR TSR VS. PEER GROUP COMPANIES	RESULTING SHARES EARNED (% OF TARGET)
90th percentile or above	200%
70th percentile	150%
50th percentile	100%
30th percentile	50%
Less than 30th percentile	0%

Relative TSR performance is measured at the end of each of the last four quarters in the Incentive Period and a hypothetical payout calculated. The average results of these payouts are used to calculate the actual number of Performance Shares that an executive earns, so that the calculation does not solely rely upon the Company’s stock price on the first day and the last day of the Incentive Period.

28	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

With certain exceptions for terminations due to death, disability, retirement (defined as 65 years of age or at least 55 years of age with at least 5 years of service) or a change in control, Performance Shares generally vest on the expiration of the Incentive Period only if the executive continues to be employed by the Company through the last day of the Incentive Period.

After the end of the Incentive Period, each executive who is entitled to Performance Shares based on these calculations and the satisfaction of the applicable service and performance requirements will receive the number of Performance Shares that the executive has earned, less withholding taxes. Dividends are not paid or accrued on Performance Shares.

For Performance Share awards granted on or after January 1, 2016, a change in control of the Company will only accelerate full vesting of equity awards to executives if the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change in control or the recipient has a qualifying termination of employment within two years following the date of the change in control. For Performance Share awards granted before January 1, 2016, upon a change in control of the Company, Performance Share awards will fully vest. In the event of a change in control, an executive will be entitled to receive a number of Performance Shares (to the extent vested) based on the Company’s TSR relative to the TSR of each company in its TSR Peer Group for the applicable Incentive Period on the date of the change in control, unless the change in control occurs during the first 6 months of an Incentive Period (12 months for Performance Shares granted for the 2016—2018 Incentive Period or the 2017 – 2019 Incentive Period), in which case the executive will receive the target number of Performance Shares set forth in the executive award agreement for that Performance Share grant.

The Performance Share awards have additional rules that will affect calculations in the event a TSR Peer Group company is acquired, enters into a definitive agreement to be acquired or becomes involved in bankruptcy proceedings during the Incentive Period.

•	For Performance Share awards granted for the 2015-2017 Incentive Period, (i) a TSR Peer Group company that enters into a definitive agreement to be acquired during Year 1 or Year 2 of the Incentive Period will be excluded from all calculations, (ii) a TSR Peer Group company that enters into a definitive agreement to be acquired during Year 3 will have its TSR position fixed above or below the Company’s TSR using the average closing price of both companies’ stock during the 30 consecutive trading days ending on the trading day immediately preceding the announcement of the change in control transaction; and (iii) notwithstanding the foregoing, if at any time during the Incentive Period, a TSR Peer Group company enters into a definitive agreement to be acquired by the Company, the TSR Peer Group company will be excluded from all calculations.

•	For Performance Shares awards granted for the 2016-2018 Incentive Period or the 2017-2019 Incentive Period, (i) a TSR Peer Group company that enters into or becomes subject to a definitive agreement to be acquired on or before the last day of the second year of the Incentive Period will be excluded from all calculations; provided that if such agreement is rescinded, revoked or abandoned before the end of Year 2 of the Incentive Period and no new agreement is entered into by the end of Year 2, the TSR Peer Group company will be taken into account unless it is subject to another rule set forth below, (ii) a TSR Peer Group company that is subject to a public announcement of a takeover attempt or enters into a definitive agreement to be acquired during Year 3 will have its TSR position fixed above or below the Company’s TSR using the average closing price of both companies’ stock during the 30 consecutive trading days ending on the trading day immediately preceding the announcement of the takeover attempt or definitive agreement, and (iii) notwithstanding the foregoing, if at any time during the Incentive Period, a TSR Peer Group company enters into a definitive agreement to be acquired by the Company, the TSR Peer Group company will be excluded from all calculations.

•	If a TSR Peer Group company is involved in bankruptcy proceedings (and thus no longer traded on a national securities exchange) during the Incentive Period, it will remain in the group at a negative 100% TSR.

The number of Performance Shares granted to an executive will be reduced if the price of the shares when paid exceeds 300% of the price of the shares on the first day of the Incentive Period. The price of the shares on the first day of the Incentive Period is equal to the closing price of a share of Company common stock on the last trading day prior to that date. The price of the Company’s shares of common stock on the first day of each Incentive Period is as follows:

INCENTIVE PERIOD	PRICE OF SHARES ON THE FIRST DAY OF INCENTIVE PERIOD
2015-2017	$27.08[1]
2016-2018	$25.52
2017-2019	$13.49[2]
1	This reflects the price adjusted as a consequence of the Publishing Spin-off.
2	This reflects the price adjusted as a consequence of the Cars.com Spin-off.

29	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

Impact of Certain Transactions on Performance Share Awards Involving 2015-2017 TSR Peer Group Members

Angie’s List: On May 1, 2017, Angie’s List Inc. entered into a definitive agreement to be acquired by IAC/InterActiveCorp. As a result of Angie’s List entering into this agreement during Year 3 of the 2015-2017 Incentive period, Angie’s List had its TSR position fixed below the TSR position of the Company for the remainder of the 2015-2017 Incentive Period based on the average closing price of both companies’ stock during the 30 consecutive trading days ending on the trading day immediately preceding the announcement of the definitive agreement.

AOL Inc.: On May 12, 2015, AOL Inc. entered into a definitive agreement to be acquired by Verizon Communications. As a result of AOL Inc. entering into this agreement during Year 1 of the 2015-2017 Incentive Period, AOL Inc. was excluded from the Company’s TSR Peer Group companies for the 2015-2017 Incentive Period.

Constant Contact, Inc.: On October 30, 2015, Constant Contact, Inc. entered into a definitive agreement to be acquired by Endurance International. As a result of Constant Contact, Inc. entering into this agreement during Year 1 of the 2015-2017 Incentive Period, Constant Contact, Inc. was excluded from the Company’s TSR Peer Group companies for the 2015-2017 Incentive Period.

LinkedIn Corp.: On June 13, 2016, LinkedIn Corp. entered into a definitive agreement to be acquired by Microsoft Corporation. As a result of LinkedIn Corp. entering into this agreement during Year 2 of the 2015-2017 Incentive Period, LinkedIn Corp. was excluded from the Company’s TSR Peer Group companies for the 2015-2017 Incentive Period.

Media General, Inc.: On January 27, 2016, Media General, Inc. entered into a definitive agreement to be acquired by NexStar Broadcasting Group, Inc. As a result of Media General, Inc. entering into this agreement during Year 2 of the 2015-2017 Incentive Period, Media General, Inc. was excluded from the Company’s TSR Peer Group companies for the 2015-2017 Incentive Period.

Meredith Corporation: On September 8, 2015, Meredith Corporation entered into a definitive agreement to be acquired by Media General, Inc. As a result of Meredith Corporation entering into this agreement during Year 1 of the 2015-2017 Incentive Period, Meredith Corporation was excluded from the Company’s TSR Peer Group companies for the 2015-2017 Incentive Period.

Monster Worldwide Inc.: On August 9, 2016, Monster Worldwide Inc. entered into a definitive agreement to be acquired by Randstad Holding nv. As a result of Monster Worldwide Inc. entering into this agreement during Year 2 of the 2015-2017 Incentive Period, Monster Worldwide Inc. was excluded from the Company’s TSR Peer Group companies for the 2015-2017 Incentive Period.

ReachLocal Inc.: On June 27, 2016, ReachLocal Inc. entered into a definitive agreement to be acquired by Gannett Co., Inc. As a result of ReachLocal Inc. entering into this agreement during Year 2 of the 2015-2017 Incentive Period, ReachLocal Inc. was excluded from the Company’s TSR Peer Group companies for the 2015-2017 Incentive Period.

Tribune Media Co.: On May 8, 2017, Tribune Media Co. entered into a definitive agreement to be acquired by Sinclair Broadcast Group, Inc. As a result of Tribune Media Co. entering into this agreement during Year 3 of the 2015-2017 Incentive period, Tribune Media Co. had its TSR position fixed below the TSR position of the Company for the remainder of the 2015-2017 Incentive Period based on the average closing price of both companies’ stock during the 30 consecutive trading days ending on the trading day immediately preceding the announcement of the definitive agreement.

2015-2017 TSR Performance

As of December 31, 2017, taking into account the special acquisition rules described above, comparing the combined Company/Cars.com TSR to the TSR of the 2015-2017 TSR Peer Group companies at the end of each of the last four quarters in the 2015-2017 Incentive Period resulted in the combined Company/Cars outperforming, on average, 7 of the 12 remaining 2015-2017 TSR Peer Group companies. Accordingly, the executives were awarded a number of Performance Shares equal to 116% of the target number of Performance Shares granted to them in connection with their 2015-2017 awards, with 85% of the target number of Performance Shares paid on January 3, 2018 based on results through the first three lock-in periods, and an additional 31% of the target number of Performance Shares paid on January 23, 2018 based on results through the fourth lock-in period.

RSUs

An RSU generally represents the right to receive a share of Company stock at a specified date, provided certain service requirements are satisfied. The Company grants RSUs with four-year terms to help retain our executives over an extended period of time. The four-year term is longer than the three-year term often used by companies for RSU grants.

RSUs granted in 2015 and 2016 generally vest in four equal annual installments with vested shares being delivered to the executive upon the earliest to occur of (1) the executive’s termination of employment, and (2) four years after the grant date. A prorated portion of

30	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

the RSUs also vest and are paid upon retirement, disability or death. These RSUs fully vest and are paid upon a change-in-control of the Company, except that for RSUs granted in 2016 a change in control of the Company will only accelerate full vesting and payment if the RSUs are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change-in-control or the recipient has a qualifying termination of employment within two years following the date of the change-in-control.

RSUs granted in 2017 generally vest and are paid in four annual installments. Executives are also entitled to receive a prorated portion of their RSUs upon retirement, disability or death. A change-in-control of the Company will only accelerate full vesting and payment of these RSUs if the RSUs are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of the successor company) in connection with the change-in-control or the recipient has a qualifying termination of employment within two years following the date of the change-in-control.

Long-Term Equity Awards under the 2017 Program

For the January 1, 2017 grants, the Committee considered the total long-term equity award target values developed by our President and CEO, Senior VP/Chief Human Resources Officer and Vice President/Total Rewards and HR Services. These target values were calculated by multiplying the NEO’s base salary by a target percentage, which takes into account:

•	the nature and responsibility of the position;

•	internal pay equity among positions; and

•	Comparative Market Data (as described in more detail in the section above titled “Comparative Market Data”), which showed that the target values recommended by management were generally consistent with the market.

Based on these factors, the Committee approved the following total long-term equity award target values for our NEOS:

EXECUTIVE	2016 BASE SALARY	LONG TERM- AWARD TARGET PERCENTAGE	TOTAL LONG- TERM AWARD TARGET VALUE
Mr. Lougee	$720,000	200%	$1,440,000
Ms. Harker	$687,500	200%	$1,375,000
Ms. Beall	$525,000	90%	$472,500
Mr. Mayman	$600,000	140%	$840,000

Using these long-term equity award target value recommendations as a guideline, the Committee approved 2017 total long-term award values for each of our NEOs in December 2016 as shown in the table below. The Committee determined that these long-term equity award values were appropriate given the individual performance of each NEO against his or her KPIs, the financial performance of the Company and the divisions and operations for which they are responsible, and the Company’s progress towards the goals of its strategic plan.

EXECUTIVE	TOTAL LONG- TERM AWARD VALUE
Mr. Lougee	$2,250,000
Ms. Harker	$1,400,000
Ms. Beall	$500,000
Mr. Mayman	$875,000

31	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

On January 1, 2017, the first day of the 2017-2019 Incentive Period, the long-term equity award value for each NEO was translated into a target award of Performance Shares based on the grant date fair value per share as calculated using the Monte Carlo valuation method and an award of RSUs based upon the Company’s closing stock price on December 30, 2016 (taking into account that dividends would not be paid on the RSUs), as follows:

EXECUTIVE	PERFORMANCE SHARES (TARGET #)	RSUs
Mr. Lougee	71,488	26,960
Ms. Harker	38,043	24,463
Ms. Beall	12,542	9,985
Mr. Mayman	23,777	15,290

As described below, pursuant to the Employee Matters Agreement and the Performance Share and RSU award agreements, these awards were converted into the following awards denominated in shares of Company stock as a consequence of the Cars.com Spin-off:

EXECUTIVE	PERFORMANCE SHARES (TARGET #)	RSUs
Mr. Lougee	113,329	42,739
Ms. Harker	60,309	38,781
Ms. Beall	19,883	15,829
Mr. Mayman	37,693	24,239

In addition to the awards described above, following the completion of the Cars.com Spin-off, in June 2017:

•	Mr. Lougee, in connection with his promotion to President and CEO of the Company, received an increase in his annual long-term incentive target opportunity to 275% of his annual base salary and received an award of 29,091 RSUs; and

•	Ms. Beall, in connection with her promotion to Executive Vice President and Chief Operating Officer—Media Operations of the Company, received an increase in her annual long-term incentive target opportunity to 150% of her annual base salary and an award of 15,636 RSUs.

Impact of Cars.com Spin-Off on Equity-Based Awards

Pursuant to the Employee Matters Agreement entered into by the Company in connection with the Cars.com Spin-off, as of the date of the Cars.com Spin-off, outstanding Company equity awards were adjusted to reflect the impact of the Cars.com Spin-off, as follows:

Performance Shares Granted in 2017 and RSUs Granted in 2017 or 2016

As of May 31, 2017 (the date of the Cars.com Spin-off), each outstanding Performance Share granted in 2017 and each outstanding RSU award granted in 2017 or 2016 that was held by an employee who remained employed by the Company following the Cars.com Spin-off remained denominated in shares of Company common stock, provided that the number of shares subject to the award was adjusted in a manner intended to preserve the aggregate intrinsic value of the original award by multiplying the number of shares by a conversion ratio based upon the volume weighted average per share price of Company common stock during the five (5) trading days immediately preceding and immediately following the date of the Cars.com Spin-off. TSR Performance goals were adjusted to reflect the Cars.com Spin-off, with performance based on the performance of the Company prior to and after the Cars.com Spin-off. In addition, for purposes of calculating the Company’s TSR, the price of a share of Company stock on the first day of the 2017-2019 Incentive Period was adjusted to reflect the Cars.com Spin-off, by dividing the price by the same conversion ratio referenced above.

Performance Shares Granted Prior to 2017 and RSUs Granted Prior to 2016

As of the Cars.com Spin-off date, each outstanding Performance Share granted prior to 2017 and each outstanding RSU granted prior to 2016 was converted into an award of both shares of Company common stock and shares of Cars.com common stock. The number of shares of Company common stock subject to each award was equal to the number of shares subject to the award prior to the Cars.com Spin-off, while the number of shares of Cars.com common stock subject to the award was determined by multiplying the number of shares of Company common stock subject to each award by the “Distribution Ratio”—the number of shares of Cars.com common stock distributed per Company share in the Spin-off. The Distribution Ratio was equal to one-third.

32	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

TSR performance goals for pre-2017 Performance Share awards will be measured following the Cars.com Spin-off by aggregating both Company performance and Cars.com performance applying the following rules:

•	The value of dividends taken into account for purposes of the calculation of total shareholder return shall be equal to the sum of (A) the value of any cash dividends paid on Company shares during the Incentive Period, and (B) the product obtained by multiplying (1) the value of any cash dividends paid on Cars.com shares during the portion of the Incentive Period occurring after the Effective Time by (2) the Distribution Ratio.

•	The stock price at the end of the performance period used to determine total shareholder return shall be the sum of (A) the closing price of a share of Company common stock on the relevant measurement date, and (B) the product obtained by multiplying (1) the closing price of a share of Cars.com common stock on the relevant measurement date by (2) the Distribution Ratio.

Stock Options

Although the Company does not currently award stock options, as of the Cars.com Spin-off date, each outstanding stock option award held by an employee who remained employed by the Company following the Cars.com Spin-off remained denominated in shares of Company common stock, provided that the number of shares and the exercise prices of each option award were adjusted in a manner intended to preserve the aggregate intrinsic value of the original stock option as measured immediately before and immediately after the date of the Cars.com Spin-off.

BENEFITS AND PERQUISITES

The Company’s NEOs are provided a limited number of personal benefits and perquisites (described in footnote 5 to the Summary Compensation Table). The Committee’s objectives in providing these benefits are to provide insurance protection for our NEOs and their families, to enable the Company to attract and retain superior management talent in a competitive marketplace, to complement other compensation components, and to help minimize distractions from our executives’ attention to important Company initiatives.

The personal benefits and perquisites the Company provides to our NEOs, including medical, life insurance and disability plans, are generally the same as those offered to other similarly situated senior executives. For additional information about these and other post-employment benefits, see the “Other Potential Post-Employment Payments” section of this Proxy Statement.

2017 COMPENSATION DECISIONS FOR MS. MARTORE AND MR. WILLIAMS

In setting the 2017 base salaries of Ms. Martore and Mr. Williams, similar to the other NEOs, the Committee considered the nature and responsibility of their respective positions, their current and historical achievement of KPIs, internal pay equity among positions and Comparative Market Data. Based on these factors, the Committee set Ms. Martore’s 2017 base salary at $1,000,000 and Mr. Williams’ 2017 base salary at $615,000.

Ms. Martore and Mr. Williams each participated in the Company’s annual bonus program in 2017. In determining 2017 bonuses for each of Ms. Martore and Mr. Williams, in May 2017 the Committee, working with its independent compensation consultant, considered bonus guidelines developed by our Senior VP/Chief Human Resources Officer, taking into account the same factors considered by the Committee in setting NEO base salaries as well as Ms. Martore’s impending retirement and the expected elimination of Mr. Williams’ position in connection with the Cars.com Spin-off.

After reviewing these factors, the Committee calculated bonus guideline amounts for each of Ms. Martore and Mr. Williams and, exercising its business judgment, in its sole discretion, informed by the Company’s financial performance through May 2017, the impending completion of the Cars.com Spin-off and progress made on the review of strategic options for CareerBuilder, and their respective contributions to the Company’s successful transformation, the Committee awarded a bonus to Ms. Martore in the amount of $825,000 and a bonus to Mr. Williams in the amount of $175,000.

In light of Ms. Martore’s impending retirement and the expected elimination of Mr. Williams’ position in connection with the Cars.com Spin-off, the Committee did not make long-term equity awards to Ms. Martore or Mr. Williams in 2017. Instead, in February 2017, the Committee awarded Ms. Martore a cash-based incentive award, in connection with which she received a $2,100,000 payout in June 2017, and in May 2017 the Committee awarded Mr. Williams an additional $100,000 bonus, which was paid to Mr. Williams in June 2017.

Additional information on compensation awarded to the Company’s NEOs in 2017 is set forth in the section of this Proxy Statement entitled “Grants of Plan-Based Awards” and “Additional Information Regarding the Summary Compensation Table and the Grants of Plan-Based Awards Table.”

33	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

POST-TERMINATION PAY

The Company sponsors post-termination pay plans which assist the Company in recruiting and retaining employees and in providing leadership stability and long-term commitment.

TEGNA Retirement Plan (TRP)

Prior to the Publishing Spin-off, eligible Company employees generally had earned benefits under the Gannett Retirement Plan (GRP). In connection with the Publishing Spin-off, the Company adopted the TEGNA Retirement Plan (TRP), a tax-qualified defined benefit retirement plan which assumed the GRP pension liabilities relating to Company employees. Accordingly, the TRP generally provides retirement income to certain of the Company’s U.S.-based employees who were employed before their benefits were frozen on August 1, 2008, at which time participants, including each of the NEOs (other than Ms. Harker, who did not participate in the GRP and does not participate in the TRP), ceased to earn additional benefits for compensation or service earned on or after that date. The TRP provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of credited service, referred to as final average earnings, or FAE. Subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans other than the TEGNA Deferred Compensation Plan (DCP). Until benefits commence, participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy).

Effective January 1, 1998, the Company made a significant change to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service with the Company were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Other employees were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 plan provisions provide for a benefit that is expressed as a monthly annuity at normal retirement equal to a gross benefit reduced by a portion of the participant’s Social Security benefit. Generally, a participant’s annual gross benefit is calculated by multiplying the participant’s years of credited service by specified percentages (generally 2% for each of a participant’s first 25 years of credited service and 0.7% for years of credited service in excess of 25) and multiplying such amount by the participant’s FAE. Benefits under the pre-1998 plan provisions are paid in the form of monthly annuity payments for the life of the participant and, if applicable, the participant’s designated beneficiary. The pre-1998 plan provisions provide for early retirement subsidies for participants who terminate employment after attaining age 55 and completing five years of service and elect to commence benefits before age 65. Under these provisions, a participant’s gross benefit that would otherwise be paid at age 65 is reduced by 4% for each year the participant retires before age 65. If a participant terminates employment after attaining age 60 with 25 years of service, the participant’s gross benefit that would otherwise be paid at age 65 is reduced by 2.5% for each year the participant retires before age 65.

The post-1997 plan provisions provide for a benefit under a pension equity formula, which generally expresses a participant’s benefit as a current lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service, and, in some circumstances, with age. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be paid as either a lifetime annuity or a lump sum.

As noted above, in connection with the Publishing Spin-off, the TRP assumed the GRP pension liabilities of the NEOs who had accrued a benefit under the GRP. The TRP benefit for each of our participating NEOs is calculated under the post-1997 plan provisions. However, as noted below, the SERP benefit for Ms. Beall is calculated under the pre-1998 plan provisions. Each of the NEOs who participates in the TRP is fully vested in his or her TRP benefit.

In connection with its acquisition of Belo Corp. (Belo), the Company assumed the legacy Belo pension plan (Belo Plan), which was merged into the TRP. Since Mr. Lougee earned a pension benefit while employed by Belo, the total TRP benefit for Mr. Lougee is calculated based on his accruals under both the post-1997 TRP plan provisions and the Belo Plan provisions, in which benefits he is also fully vested. Under the Belo Plan, which was frozen to new benefits as of March 31, 2007, Mr. Lougee will be entitled to monthly annuity payments for his life commencing at age 65 calculated by multiplying his Belo credited service (including any additional service credits provided when the plan was frozen) by his monthly FAE, in each case earned at Belo as of March 31, 2007, and further multiplied by specified percentages (generally 1.1% plus 0.35% for average earnings in excess of covered compensation). If Mr. Lougee were to terminate employment and elect to commence receiving benefits prior to age 65, his benefit that would otherwise be paid at age 65 would be reduced as follows: 3.33% per year for each year of such early retirement prior to age 61 and 6.67% per year for each year of such early retirement between ages 61 and 65.

34	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

TEGNA Supplemental Retirement Plan (SERP)

The SERP is a nonqualified retirement plan that provides eligible employees with retirement benefits that cannot be provided under the TRP due to the Internal Revenue Code, which limits the compensation that can be recognized under qualified retirement plans and imposes limits on the amount of benefits which can be paid. For some participants, including Ms. Beall, the SERP also provides a benefit equal to the difference between the benefits calculated under the pre-1998 formula, without regard to the IRS-imposed limits on pay and benefits, and the amount they will receive from the TRP under the post-1997 formula. The SERP benefits for Mr. Lougee and Mr. Mayman are calculated under the post-1997 formula without regard to the IRS-imposed limits on pay and benefits. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the TRP. Ms. Harker does not participate in the SERP.

In conjunction with the Company’s decision to freeze benefits under the GRP, the Company also decided to make changes to benefits under the SERP. Generally, until December 31, 2017, SERP participants whose SERP benefits were calculated under the pre-1998 formula continued to accrue benefits under the SERP. However, their benefits for credited service after August 1, 2008 were calculated at a rate that is one-third less than the pre-August 1, 2008 rate. Ms. Beall is the only NEO affected by this change. Ms. Beall is currently eligible for early retirement under the pre-1998 formula that applies to her under the SERP.

Effective December 31, 2017, SERP participants whose SERP benefits were calculated under the pre-1998 formula had their SERP benefits frozen such that they ceased to earn additional benefits for earnings, credited service, cost of living adjustments or any other factor or reason after that date. Ms. Beall is the only NEO affected by this change.

Effective August 1, 2008, SERP participants whose SERP benefits were not calculated under the pre-1998 formula had their SERP benefits frozen such that they ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, such participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy). Mr. Lougee and Mr. Mayman are the only NEOs affected by this change.

SERP benefits are generally paid in the form of a lump sum amount when a participant separates from service or, if later, the date the participant attains age 55, except that payment is accelerated in the event that the Company undergoes a change in control. In order to comply with federal tax laws, an NEO’s SERP benefit cannot be paid within the first six months after the participant’s separation from service with the Company. Mr. Lougee, Ms. Beall and Mr. Mayman each are fully vested in their SERP benefits.

TEGNA 401(k) Savings Plan (401(k) Plan)

Most of the Company’s employees based in the United States may participate in the TEGNA 401(k) Savings Plan (“401(k) Plan”), which permits eligible participants to make pre-tax contributions and provides for matching and other employer contributions. Effective August 1, 2008, new participants as well as participants whose benefits have been frozen under the TRP and, if applicable, the SERP, commenced receiving higher matching contributions under the 401(k) Plan. At that time, the matching contribution rate generally increased from 50% of the first 6% of compensation that an employee elects to contribute to the plan to 100% of the first 5% of compensation. Mr. Lougee, Ms. Harker and Mr. Mayman receive matching contributions under the higher match formula, and Ms. Beall receives matching contributions under the old formula. Beginning in 2018, Ms. Beall will be eligible to receive matching contributions under the higher matching formula due to her SERP benefit being frozen effective as of December 31, 2017. The Company also makes additional employer contributions to the 401(k) Plan on behalf of certain employees; Mr. Mayman has been eligible for such a contribution equal to 1.5% of his cash compensation. Beginning in 2017, these additional contributions are being made to the TEGNA Deferred Compensation Plan for certain participants who are eligible to receive this additional contribution, including Mr. Mayman. For purposes of the 401(k) Plan and subject to Internal Revenue Code limits, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans. Company contributions under the 401(k) Plan vest 25% after one year of service, 50% after two years of service and 100% after three years of service. As of the date of this Proxy Statement, Company contributions are 100% vested for each of the NEOs. Effective January 1, 2018, the matching contribution rate was changed to 100% of the first 4% of compensation that an employee elects to contribute to the plan and such Company contributions are immediately vested when they are made, without regard to years of service.

TEGNA Deferred Compensation Plan (DCP)

Each NEO who participates in the DCP may elect to defer all or a portion of his or her compensation under the DCP, provided that the minimum deferral must be $5,000 for each form of compensation (base salary and bonus) for the year of deferral. The amounts deferred by each NEO are vested and will be deemed invested in the fund or funds designated by such NEO from among a number of funds offered under the DCP.

35	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

The DCP provides for Company contributions on behalf of certain employees whose benefits under the 401(k) Plan are capped by Internal Revenue Code rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, Company contributions to the DCP are calculated by applying the same formula that applies to an employee’s matching and additional employer contributions under the 401(k) Plan to the employee’s compensation in excess of the Internal Revenue Code compensation limit. Additional employer contributions that would normally be made to the 401(k) Plan may instead be made to the DCP to comply with IRS testing requirements that apply to the 401(k) Plan. Participants are not required to make elective contributions to the DCP to receive an employer contribution under the DCP. Company contributions under the DCP vest 25% after one year of service, 50% after two years of service and 100% after three years of service. Mr. Lougee, Ms. Harker and Mr. Mayman each has been credited with Company contributions to the DCP. Each of Mr. Lougee, Ms. Harker and Mr. Mayman was immediately vested in his or her Company contribution when it was made. Executives who have continued to accrue benefits under the SERP for calendar years after August 1, 2008, including Ms. Beall, have not been eligible to receive Company contributions under the DCP. However, beginning in 2018, Ms. Beall will be eligible to receive Company contributions due to her SERP benefit being frozen effective as of December 31, 2017.

Amounts that a participant elects to defer into the DCP are generally paid at the time and in the form elected by the participant, provided that if the participant terminates employment before attaining age 55 and completing five years of service, benefits are paid in a lump sum amount upon such termination (although for pre-2005 deferrals the Committee may pay such deferrals in five annual installments). The DCP permits participants to receive in-service withdrawals of participant contributions for unforeseeable emergencies and certain other circumstances. Prior to when the deferrals are made, a participant may make a special election as to the time and form of payment for benefits that become payable due to the participant’s death or disability if payments have not already commenced, and deferrals will be paid in accordance with such elections under those circumstances. Company contributions to the DCP are generally paid in the form of a lump sum amount when a participant separates from service. The payment of post-2004 Company and participant DCP contributions is accelerated in the event that the Company undergoes a change in control.

TEGNA Transitional Compensation Plan (TCP)

The TCP is a legacy plan that provides severance pay for some of our NEOs and other key executives upon a change in control of the Company. Ms. Harker, Ms. Beall and Mr. Mayman participate in the TCP. Ms. Harker first participated in the TCP after April 15, 2010. Although Mr. Lougee first participated in the TCP before April 15, 2010, following the completion of the Cars.com Spin-off, Mr. Lougee ceased participation in the TCP and became a participant in the CIC Severance Plan.

On December 8, 2015, the Company, consistent with its practice of updating its plans and programs from time to time in light of evolving market trends, froze participation in the TCP and, effective December 15, 2016, additional service credit accruals for existing participants.

The TCP assures the Company that it would have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control. As a result, we believe the TCP helps promote the retention and continuity of certain key executives for at least one year after a change in control. The Board believes it is imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common.

With those goals in mind, the TCP provides that participants would be entitled to compensation following a change in control if (1) within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the employee for “good reason”, or (2) in the case of executives participating in the TCP before April 15, 2010 (but not those who first participate in the TCP on or after that date), within a 30-day window period beginning on the first anniversary of the change in control, the executive terminates his or her employment voluntarily.

Following is a summary of several key terms of the TCP:

•	“change in control” means the first to occur of: (1) the acquisition of 20% or more of our then-outstanding shares of common stock or the combined voting power of our then-outstanding voting securities; (2) our incumbent directors cease to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of our sale in a merger or similar transaction or sale or other disposition of all or substantially all of our assets; or (4) approval by our shareholders of the Company’s complete liquidation or dissolution.

36	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

•	“cause” means (1) any material misappropriation of Company funds or property; (2) the executive’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; or (3) conviction of a felony involving moral turpitude.

•	“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of an executive’s duties or responsibilities; (2) a reduction in, or failure to pay timely, the executive’s compensation and/or other benefits or perquisites; (3) the relocation of the executive’s office outside the Washington, D.C. metropolitan area or away from the Company’s headquarters; (4) the failure of the Company or any successor to assume and agree to perform the TCP; or (5) any purported termination of the executive’s employment other than in accordance with the TCP. Any good faith determination of “good reason” made by the executive shall be conclusive.

•	“severance period” means a number of whole months equal to the participant’s months of continuous service with the Company or its affiliates divided by 3.33; provided, however, that in no event shall the participant’s severance period be less than 24 months or more than 36 months, regardless of the participant’s actual length of service. As of December 31, 2017, the severance periods for Ms. Harker, Ms. Beall and Mr. Mayman are 24, 36 and 36 months, respectively.

A NEO entitled to compensation under the TCP would receive:

•	Pension. In addition to their vested TRP and SERP benefits, upon their termination of employment, TCP participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the SERP had the executive remained in the employ of the Company for the severance period and received the same level of base salary and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the SERP as of the later of the date of the change in control or the termination date, whichever is higher. The SERP benefit of Mr. Mayman was subject to the service and pay freeze as of August 1, 2008. Ms. Beall and Mr. Mayman each is 100% vested in her or his SERP benefit. The TCP would provide each of Ms. Beall and Mr. Mayman with cost-of-living increases on her or his SERP benefit through the end of his severance period. Ms. Harker does not participate in the TRP or the SERP.

•	Payments. Upon a TCP participant’s qualifying termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (i) any unpaid base salary through the date of termination at the higher of the base salary in effect immediately prior to change in control or on the termination date; and (ii) an amount equal to the highest annual bonus paid in the three preceding years which is prorated to reflect the portion of the fiscal year in which the participant was employed prior to termination. Additionally, TCP participants are paid a lump sum cash severance payment equal to the participant’s severance period divided by twelve multiplied by the sum of (1) the executive’s highest base salary during the 12-month period prior to the termination date or, if higher, during the 12-month period prior to the change in control (plus certain other compensation items paid to the participant during the 12-month period prior to the date of termination), and (2) the greater of (a) the highest annual bonus earned by the executive in the three fiscal years immediately prior to the year of the change in control or (b) the highest annual bonus earned by the executive with respect to any fiscal year during the period between the change in control and the date of termination.

•	Excise Tax Gross-Ups. Executives participating in the TCP before April 15, 2010 (but not those who first participated in the TCP on or after that date) would be entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company has determined that excise tax gross-up payments are appropriate for certain TCP participants. Executives, such as Ms. Harker, who first participated in the TCP on or after April 15, 2010, will not receive a Section 4999 excise tax gross-up payment. Although Mr. Lougee first participated in the TCP before April 15, 2010, following the completion of the Cars.com Spin-off, when he succeeded Ms. Martore as President and CEO of the Company, he gave up his right to receive a Section 4999 excise tax gross-up payment by ceasing his participation in the TCP in order to become a participant in the TEGNA 2015 Change-in-Control Severance Plan. The change of control benefits for executives who are not entitled to receive a Section 4999 excise tax gross-up payment will be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put them in a better after-tax position.

•	Medical and Life Insurance. For purposes of determining a TCP participant’s eligibility for retiree life insurance and medical benefits, the participant is considered to have attained the age and service credit that the participant would have attained had the participant remained employed until the end of the severance period. Additionally, each TCP participant receives life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the participant not been terminated.

37	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

TEGNA 2015 Change in Control Severance Plan

On December 8, 2015, the Company adopted the TEGNA 2015 Change in Control Severance Plan (CIC Severance Plan). The CIC Severance Plan provides severance pay for certain key executives, including Mr. Lougee, upon a change in control of the Company in order to assure the Company that it will have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control. The Board believes it is imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common.

With those goals in mind, the CIC Severance Plan provides that a participant would be entitled to compensation if the participant is terminated prior to and in connection with a change in control or if within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the participant for “good reason”.

Following is a summary of several key terms of the CIC Severance Plan:

•	“change in control” means the first to occur of: (1) the acquisition of 20% or more of the Company’s outstanding shares of common stock or the combined voting power of the Company’s outstanding voting securities; (2) the Company’s incumbent directors ceasing to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of a sale of the Company in a merger or similar transaction, or sale or other disposition of all or substantially all of the Company’s assets; or (4) approval by the Company’s shareholders of the Company’s complete liquidation or dissolution.

•	“cause” means (1) the participant’s material misappropriation of Company funds or property; (2) the participant’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied within 30 days following notice from the Company; or (3) the participant’s conviction, including a plea of guilty or of nolo contendere, of a securities law violation or a felony.

•	“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of the participant’s duties, authorities or responsibilities; (2) a reduction in the participant’s base salary or target bonus opportunity; (3) a failure to provide the participant with an annual long-term incentive opportunity whose grant date value is equivalent to or greater in value than participant’s regular annual long-term incentive opportunity in effect on the date of the change in control; (4) the relocation of the participant’s office from the location at which the participant is principally employed immediately prior to the date of the change in control to a location 35 or more miles farther from the participant’s residence immediately prior to the change in control, or the Company’s requiring the participant to be based anywhere other than the Company’s offices, except for required travel on the Company’s business to an extent substantially consistent with the participant’s business travel obligations prior to the change in control; (5) the failure by the Company to pay any compensation or benefits due to the participant; (6) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the CIC Severance Plan; or (7) any purported termination of the participant’s employment that is not effected pursuant to the CIC Severance Plan.

•	“multiplier” means 3.0 for the Company’s CEO as of the date of the change in control; 2.0 for a participant who on the date of the change in control is a member of the Company’s executive leadership team and reports directly to the Company’s CEO; and 1.0 for other participants. Mr. Lougee’s multiplier is 3.0.

A NEO entitled to compensation under the CIC Severance Plan would receive:

•	Payments. Upon a participant’s qualifying termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (1) any unpaid base salary or bonus through the date of termination; and (2) a prorated annual bonus for the portion of the fiscal year elapsed prior to the termination date in an amount equal to the average annual bonus the participant earned with respect to three fiscal years immediately prior to the fiscal year in which the termination date occurs prorated for the portion of the fiscal year elapsed prior to the termination date. Additionally, participants are paid a lump sum cash severance payment equal to a “multiplier” that is designated for the participant times the sum of (1) the participant’s annual base salary at the highest rate of salary during the 12-month period immediately prior to the termination date or, if higher, during the 12-month period immediately prior to the change in control (in each case, as determined without regard for any reduction for deferred compensation, 401(k) plan contributions and similar items), and (2) the greater of (A) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the change in control occurs; and (B) the average annual bonus the participant earned with respect to the three fiscal years immediately prior to the fiscal year in which the termination occurs.

38	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

•	COBRA Benefit. A participant will receive an amount equal to the monthly COBRA cost of the participant’s medical and dental coverage in effect as of the date of termination multiplied by the lesser of (1) 18; or (2) 24 minus the number of full months between the date of the change in control and the date of termination.

Benefits are subject to the participant executing a release and agreeing to certain restrictive covenants.

TEGNA Executive Severance Plan (TESP)

On December 8, 2015, the Company adopted the TEGNA Inc. Executive Severance Plan (TESP). Each of the NEOs participate in the TESP. The plan provides severance payments to each of the NEOs and other executives of the Company approved by the Committee in the event of certain involuntary terminations of employment. Under the TESP, a participant who experiences an involuntary termination of employment without cause would receive a lump-sum cash severance payment equal to the product of (a) a severance multiple; and (b) the sum of the participant’s (1) annual base salary and (2) average annual bonus earned for the three fiscal years immediately preceding the termination. The severance multiple is 2.0 for a participant who is the Company’s Chief Executive Officer, 1.5 for a participant who is a member of the Company’s executive leadership team who reports directly to the Company’s Chief Executive Officer, and 1.0 for all other participating executives. In addition, participating executives would receive a lump sum amount equal to the sum of (1) any unpaid base salary or bonus through the date of termination; and (2) a prorated annual bonus for the portion of the fiscal year elapsed prior to the termination. The severance payment is contingent upon the participant’s execution of a separation agreement containing a release of claims in favor of the Company and its affiliates and covenants restricting the participant’s competition, solicitation of employees, disparagement of the Company and its affiliates, and disclosure of confidential information. The separation agreement also contains a release of claims by the Company and its affiliates in favor of the participant and a covenant restricting the Company’s disparagement of the participant. The severance multiples for Mr. Lougee, Ms. Harker, Ms. Beall and Mr. Mayman are 2.0, 1.5, 1.5 and 1.5, respectively.

In May 2017, the Company entered into a letter agreement with Ms. Harker pursuant to which she was entitled participation in the TESP or a plan that provides substantially similar benefits through February 28, 2018. Following that date, Ms. Harker is permitted to terminate her employment with the Company voluntarily and receive the benefits contemplated by the TESP or such other severance plan, subject to her compliance with certain notice requirements and the terms of such plan (including the execution of a release of claims) and provided that circumstances have not arisen entitling the Company to terminate her employment for cause.

Additional information regarding severance benefits for the Company’s NEOs is set forth in the section of this Proxy Statement entitled “Other Potential Post-Employment Payments.”

Other Compensation Policies

RECOUPMENT POLICY

The Company has adopted a recoupment or “clawback” policy that applies to cash-based and equity-based incentive compensation awards granted to the Company’s employees, including the NEOs. Under the policy, to the extent permitted by applicable law and subject to the approval of the Committee, the Company may seek to recoup any incentive based compensation awarded to any employee subject to the policy, if (1) the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, (2) the fraud or intentional misconduct of an employee subject to the policy contributed to the noncompliance that resulted in the obligation to restate, and (3) a lower award of incentive-based compensation would have been made to the covered employee had it been based upon the restated financial results. The policy is in addition to any other remedies the Company may have, including those available under Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

HEDGING, SHORT-SELLING AND PLEDGING POLICY

The Company has adopted a policy that prohibits the Company’s employees and directors from purchasing financial instruments that are designed to hedge or offset any fluctuations in the market value of the Company’s equity securities they hold, purchasing the Company’s shares on margin and selling any securities of the Company “short.” The policy also prohibits the Company’s directors and executive officers from borrowing against any account in which the Company’s equity securities are held or pledging the Company’s equity securities as collateral for a loan. These prohibitions apply whether or not such equity securities were acquired through the Company’s equity compensation programs.

39	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

Tax Considerations

Effective January 1, 2018, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to an individual who was the company’s CEO, CFO or one of the company’s next three other most highly compensated executive officers in any year after 2016 (“covered employee”). Prior to January 1, 2018, Section 162(m) provided for an exception to the deduction limit for qualifying performance-based compensation if specified requirements were met, and the deduction limit did not apply to the CFO or an individual who was not the company’s CEO or one of the company’s three most highly compensated employees as of the last day of the fiscal year. The Tax Cuts and Jobs Act of 2017 amended Section 162(m) by eliminating the performance-based exception and expanding the individuals who are treated as covered employees.

Prior to 2018, the Committee structured Performance Shares and annual bonuses to executive officers in a manner that was intended to satisfy the performance-based compensation exception. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Committee’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2017, $584,565 of the compensation paid to Mr. Lougee and $42,557 of the compensation paid to Mr. Mayman was not deductible under Section 162(m).

After 2017, subject to limited transition relief for certain written binding contracts in effect on November 2, 2017, the Company will generally not be able to obtain a tax deduction for compensation paid to a covered employee in excess of $1,000,000. As was true for years prior to 2018, the Committee reserves the right to award non-deductible compensation as it deems appropriate.

2018 Compensation Outlook: The Company’s Long-term Incentive Program

Following the Cars.com Spin-off, the Committee, with the assistance of its independent compensation consultant, Meridian and Company management, engaged in a seven-month review of the Company’s long-term incentive program (the “LTI Program”). The purpose of the review, which included an assessment of the design, structure and competitiveness of the LTI Program, was to (1) determine whether the LTI Program was competitive with the programs of the Company’s peer group, (2) confirm that the LTI Program continued to create appropriate incentives to motivate long term financial and operational performance, and (3) address the continuing consolidation in the media industry which had created challenges in creating a meaningful TSR peer group for the Company. Company management, on behalf of the Committee, also solicited input from the Company’s shareholders regarding the changes to the LTI Program it was considering.

Following this review, during which the Company received positive shareholder feedback regarding its proposed changes to the LTI Program, the Committee decided to continue the use of RSUs in the LTI Program, but determined that it was in the best interests of the Company’s shareholders and employees to modify the Company’s Performance Share awards as follows:

•	Change the performance metric for awarding Performance Shares from a metric based on the relative total shareholder return of the Company versus a TSR Peer Group to a performance metric based on the Company’s Adjusted EBITDA (with a 2/3 weighting) and Free Cash Flow as a Percentage of Revenue (with a 1/3 weighting) for a specified performance period compared to pre-established target goals; and

•	Replace the 3-year performance and vesting period of the Performance Share awards with a 2-year performance period and a 3-year vesting period.

The Committee determined that using the Company’s total shareholder return as a performance metric had become increasingly difficult because of the significant amount of M&A activity that had taken place in the Company’s peer group, reducing the number of potential peer group members. For additional information regarding such M&A activity, see “Impact of Certain Transactions on Performance Share Awards Involving 2015-2017 TSR Peer Group Members.”

The Committee chose a 2-year performance period for the Performance Shares in order to address the significant cyclical revenue increase the Company experiences in even-numbered years as a result of (1) political spending during mid-term and presidential election years as a result of the Company’s strong political footprint, and (2) the summer and winter Olympic games, resulting from the Company being the largest group owner of stations affiliated with NBC, which broadcasts the Olympic Games.

40	2018 PROXY STATEMENT

cycle 2018 2019 2020 2021 2022 2018-2019 Political & Olympic Off Year

EXECUTIVE COMPENSATION

How the Committee Determines NEO Compensation

For each year of the two-year performance period, the target performance goals will be based on the Company’s budgeted goals for such year, with the target performance goals for the first-year of the two-year performance period set prior to the grant date and the target performance goals for the second year of the two-year performance period set during the first 60 days of the second year.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this Proxy Statement. Based on such review and discussion, on February 22, 2018 the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2017 fiscal year, and the Board has approved that recommendation.

Executive Compensation Committee

Howard D. Elias, Chair

Lidia Fonseca

Marjorie Magner

Scott K. McCune

41	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Summary Compensation Table

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)(1)	STOCK AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
David T. Lougee (President and CEO)	2017	908,333	1,000,000	2,650,003	0	48,645	191,401	4,798,382
	2016	720,000	775,000	1,449,995	0	41,461	165,452	3,151,908
	2015	700,027	675,000	1,400,181	0	0	154,779	2,929,987
Victoria D. Harker (Executive Vice President and Chief Financial Officer)	2017	700,000	675,000	1,399,982	700,000	0	84,314	3,559,297
	2016	687,500	650,000	1,375,002	0	0	78,689	2,791,191
	2015	670,000	750,000	1,610,157	0	0	72,244	3,102,401
Lynn Beall (Executive Vice President and COO—Media Operations)	2017	554,167	562,019	714,999	0	826,662	61,398	2,719,245

Todd A. Mayman (Executive Vice President/Chief Legal and Administrative Officer)	2017	610,000	410,000	875,005	0	7,905	162,733	2,065,643
	2016	600,000	435,000	875,020	0	6,924	173,664	2,090,608
	2015	580,000	650,000	1,150,096	0	6,445	162,388	2,548,929
Gracia C. Martore (former President and CEO)	2017	424,359	825,000	0	2,100,000	41,335	118,252	3,508,946
	2016	1,000,000	2,250,000	5,000,008	0	2,466,863	299,918	11,016,789
	2015	1,000,000	2,750,000	5,000,701	0	2,660,677	112,425	11,523,803
John A. (Jack) Williams (former President/TEGNA Digital)	2017	260,981	275,000	0	0	92,041	49,054	677,076
	2016	615,000	430,000	1,249,995	0	424,636	67,965	2,787,596
	2015	600,000	500,000	1,175,179	0	269,610	121,974	2,666,763

(1)	See the “Compensation Discussion and Analysis” section for a discussion of how the 2017 bonus amounts were determined. The amount reported in this column for Ms. Beall includes $2,019 received in connection with a companywide incentive program. The amount reported in this column for Mr. Williams in 2017 includes a $100,000 bonus granted to Mr. Williams in lieu of a 2017 long-term equity award.
(2)	The amounts reported in this column for Mr. Lougee and Ms. Beall in 2017 include grants related to their respective promotions. The amounts reported in this column for Ms. Harker and Mr. Mayman in 2015 include grants related to their respective promotions. Amounts in this column represent the aggregate grant date fair value of Performance Share and RSU awards computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) based on the assumptions set forth in note 9 to the Company’s 2017 audited financial statements. The amounts reported in this column are not paid to or realized by the NEO. There can be no assurance that the ASC 718 amounts shown in this column will ever be realized by an executive officer. The value of grants of Performance Shares included above have been calculated assuming the target level of performance is met, which we consider to be the most probable outcome. If grants of Performance Shares were calculated assuming the maximum level of performance was met, the amounts shown in this column for Mr. Lougee would be: 2017: $4,359,996; 2016: $2,392,485; and 2015: $2,310,301; for Ms. Harker: 2017: $2,309,971; 2016: $2,268,755; and 2015: $2,461,758; for Ms. Beall: 2017: $1,015,004; for Mr. Mayman: 2017: $1,443,750; 2016: $1,400,035; and 2015: $1,660,160; for Ms. Martore: 2017: $0; 2016: $8,750,019; and 2015: $8,751,221; and for Mr. Williams: 2017: $0; 2016: $2,062,482; and 2015: $1,939,036.
(3)	The amount reported in this column for Ms. Harker represents the portion of the cash incentive award granted to Ms. Harker on May 4, 2017 in connection with the Cars.com Spin-off that vested on December 31, 2017 due to her remaining in continuous, active employment with the Company through that date. The amount reported in this column for Ms. Martore represents the portion of the cash incentive award granted to Ms. Martore on February 27, 2017 that she received in June 2017 for her services in 2017.
(4)

Amounts in this column represent the aggregate increase, if any, of the accumulated benefit liability relating to the NEO (other than Ms. Martore and Mr. Williams for 2017) under the TRP and the SERP in the applicable fiscal year. Amounts are calculated by comparing values as of the pension plan measurement date used for the Company’s financial statements for the applicable fiscal years. This includes the value of any additional service accrued, the impact of any compensation increases received, the impact of any plan amendments made during the period, and growth attributable to interest, if applicable. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of retirement age, pre-retirement mortality and probability of terminating employment prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to age. The above values are calculated assuming each NEO survives to the assumed retirement age. The amounts reported in this column shown for Mr. Lougee include the accumulated benefit liability related to his legacy Belo Corp. pension benefit. The change in pension value for Mr. Lougee in 2015 has been listed as $0 because his accumulated benefit liability decreased by $18,452 during that year as a result of a 40-basis point increase in the discount rate used to calculate the pension value of his legacy Belo Corp. pension benefit (from 4.2% in 2015 to 4.6% in 2016). The amounts reported in this column

42	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Summary Compensation Table

shown for Ms. Harker reflect the fact that she does not participate in the TRP or the SERP. The amounts reported in this column for Ms. Martore and Mr. Williams in 2017 reflect the present value of their respective accumulated SERP benefits as of December 31, 2017 (which SERP benefits were paid in 2018) plus the respective TRP lump sum distributions made to each of them in 2017 less the present value of their respective accumulated accrued TRP and SERP benefits as of December 31, 2016.
(5)	Amounts for 2017 reported in this column include (i) life insurance premiums paid by the Company (or cash in lieu of premium payment) for Mr. Lougee in the amount of $41,298, Ms. Beall in the amount of $13,758, and Mr. Mayman in the amount of $27,892 (for an explanation of the Company’s life insurance programs, see footnote 4 to the “Potential Payments to NEOs Upon Termination” table beginning on page 54 of this Proxy Statement); (ii) matching contributions of $8,100 to the 401(k) accounts of Ms. Beall, Ms. Martore and Mr. Williams, matching contributions of $13,500 to each of the respective 401(k) accounts of Mr. Lougee, Ms. Harker and Mr. Mayman and an additional employer contribution of $4,050 to the 401(k) account of Mr. Mayman; (iii) Company contributions into the DCP accounts of Mr. Lougee, Ms. Harker and Mr. Mayman in the amounts of $70,667, $54,000 and $50,375, respectively (for an explanation of these payments, see the discussion of the TEGNA Deferred Compensation Plan beginning on page 35 of this Proxy Statement); (iv) premiums paid by the Company for supplemental medical coverage for each NEO other than Ms. Harker; (v) other than for Ms. Harker, a Company-provided automobile (beginning in 2012, the Company no longer provides this benefit to new senior executives), (vi) legal and financial services; (vii) TEGNA Foundation grants to eligible charities recommended by each NEO of up to $15,000 annually (beginning in 2013, the Company no longer provides this benefit to new senior executives, including Ms. Beall); (viii) premiums paid by the Company for travel accident insurance; (ix) the payout of accrued vacation to Ms. Martore in the amount of $38,462; and (x) a gift provided to Ms. Martore in connection with her retirement. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs.

43	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Grants of Plan-based Awards

GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards in 2017. See the table entitled “Outstanding Equity Awards at Fiscal Year End” for the number of plan-based awards outstanding on December 31, 2017.

NAME	GRANT DATE (1)		COMMITTEE MEETING DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(2)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(3)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES ‘OF STOCK OR UNITS (#)(4)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(5)
				THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Mr. Lougee	1/1/17		12/5/16				35,744	71,488	142,976		1,709,993
	1/1/17		12/5/16							26,960	540,009
	6/9/17	*	5/3/17							29,091	400,001
Ms. Harker	1/1/17		12/5/16				19,022	38,043	76,086		909,989
	1/1/17		12/5/16							24,463	489,994
			5/4/17	0		1,000,000
Ms. Beall	1/1/17		12/5/16				6,271	12,542	25,084		300,005
	1/1/17		12/5/16							9,985	200,000
	6/9/17	*	5/4/17							15,636	214,995
Mr. Mayman	1/1/17		12/5/16				11,889	23,777	47,554		568,746
	1/1/17		12/5/16							15,290	306,259
Ms. Martore			1/27/17	0		5,000,000

(1)	See the “Compensation Discussion and Analysis” section for a discussion of the timing of various pay decisions.
(2)	These amounts represent the threshold, target and maximum cash incentive awards granted to Ms. Harker and Ms. Martore under the Company’s 2001 Omnibus Incentive Compensation Plan (amended and restated as of May 4, 2010), as amended. Each award is based on the executive’s service to the Company following the grant date of award with the threshold amount equal to $0 (if the executive separates from the Company immediately following the grant date) and the maximum amount equal to the amount the executive would receive if he or she remains in continuous service with the Company through the applicable vesting date(s). Seventy percent (70%) of Ms. Harker’s incentive award vested on December 31, 2017 and was paid shortly thereafter, with the remaining 30% of the award scheduled to vest on June 1, 2018. As noted on the Summary Compensation Table, Ms. Martore received a prorated payment of this award in the amount of $2,100,000 on June 9, 2017.
(3)	These share numbers represent the threshold, target and maximum Performance Share awards under the Performance Share awards for the 2017-2019 Incentive Period. The threshold award is 50% of the target Performance Share award, and the maximum award is 200% of the target Performance Share award. Awards made prior to June 1, 2017 were adjusted in connection with the Cars.com Spin-off as discussed in the “Compensation Discussion and Analysis.”
(4)	The RSU grants reported in this column generally vest in four equal annual installments and, unless delivered to the NEO earlier following a change in control of the Company, the corresponding vested shares of the Company’s common stock will be delivered to the NEO in four equal annual installments beginning on January 2, 2018.
(5)	The full grant date fair value of the awards was computed in accordance with ASC 718, based on the assumptions set forth in note 9 to the Company’s 2017 audited financial statements. There can be no assurance that the ASC 718 amounts shown in the table will ever be realized by an executive officer. Amounts shown for grants of Performance Shares have been calculated assuming the target level of performance is met.
*	Grants made in connection with promotions following the Cars.com Spin-off.

44	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Additional Information Regarding the Summary Compensation Table and the Grants of Plan-based Awards Table

ADDITIONAL INFORMATION REGARDING THE SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS TABLE

Mr. Lougee

In June 2017, Mr. Lougee was appointed the Company’s President and Chief Executive Officer. In connection with his appointment, Mr. Lougee was granted 29,091 RSUs. This grant was subject to the Company’s standard vesting schedule.

Ms. Harker

In May 2017, the Company entered into a letter agreement with Ms. Harker pursuant to which she was entitled to participate in the TESP or a plan that provided substantially similar benefits until February 28, 2018. Following that date, Ms. Harker is permitted to terminate her employment with the Company voluntarily and receive the benefits contemplated by the TESP or such other severance plan, subject to her compliance with certain notice requirements and the terms of such plan (including the execution of a release of claims) and provided that circumstances have not arisen entitling the Company to terminate her employment for cause. See also the “Other Potential Post-Employment Payments” section of this Proxy Statement for more information about Ms. Harker’s post-employment benefits.

Ms. Beall

In June 2017, Ms. Beall was appointed the Company’s Executive Vice President and Chief Operating Officer—Media Operations. In connection with her appointment, Mr. Beall was granted 15,636 RSUs. This grant was subject to the Company’s standard vesting schedule.

Ms. Martore

In connection with Mr. Martore’s retirement, effective June 2, 2017, following the completion of the Cars.com Spin-off, Ms. Martore became eligible to receive the post-employment benefits described in the “Post-Retirement Payments to Ms. Martore” section of this Proxy Statement. Such payments and benefits to Ms. Martore are consistent with those to which she was entitled under her February 2007 employment contract with the Company and are further described on pages 56-57 of this Proxy Statement.

Mr. Williams

In connection with Mr. Williams’ termination of employment, effective June 2, 2017, in connection with the completion of the Cars.com Spin-off, Mr. Williams became eligible to receive the post-employment benefits described in the “Post-Retirement Payments to Ms. Williams” section of this Proxy Statement. Such payments and benefits to Mr. Williams are further described on pages 57-58 of this Proxy Statement.

45	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-end

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXER- CISED OPTIONS (#) EXERCI- SABLE(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXER- CISABLE	OPTION EXER- CISE PRICE ($)(1)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Mr. Lougee	26,707		8.69	2/22/2019
					5,011	(2)	70,555
					17,236	(3)	242,683
					53,874	(4)	758,546
								30,710	(5)	432,397
								113,329	(6)	1,595,672
Ms. Harker					7,092	(2)	99,855
					16,344	(3)	230,124
					29,086	(4)	409,531
								29,122	(5)	410,038
								60,309	(6)	849,151
Ms. Beall					1,739	(2)	24,485
					6,249	(3)	87,986
					23,599	(4)	332,274
								8,993	(5)	126,621
								19,883	(6)	279,953

Mr. Mayman	21,288		8.04	2/23/2018
	42,579		8.69	2/22/2019
					5,880	(2)	82,790
					11,887	(3)	167,369
					18,180	(4)	255,974
								17,107	(5)	240,867
								37,693	(6)	530,717
Ms. Martore	464,500		8.04	2/23/2018
	284,893		8.69	2/22/2019
								122,190	(5)	1,720,435

Mr. Williams	20,902		8.69	2/22/2019
								12,502	(5)	176,028

(1)

The number of shares of Company common stock underlying these unexercised options and the exercise price of such unexercised options were adjusted in a manner intended to preserve the aggregate intrinsic value of the original Company stock option award as measured immediately

46	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-end

before and immediately after the Cars.com Spin-off. In addition, in connection with the Publishing Spin-off, each outstanding Company stock option award was converted into an award of options to purchase shares of Company common stock and options to purchase Gannett common stock. As a result, the number of shares of Company common stock underlying these unexercised options and the exercise price of such unexercised options were adjusted in a manner intended to preserve the aggregate intrinsic value of the original Company stock option award as measured immediately before and immediately after the Publishing Spin-off, taking into account the value of the award of options to purchase shares of Gannett common stock.
(2)	These RSUs will vest on December 31, 2018. The value of these RSUs is based on the product of the number of RSUs multiplied by $14.08, the closing price of a share of Company stock on December 29, 2017. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.
(3)	These RSUs will vest in two equal annual installments ending on December 31, 2019. The value of these RSUs is based on the product of the number of RSUs multiplied by $14.08, the closing price of a share of Company stock on December 29, 2017. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.
(4)	These RSUs will vest in three equal annual installments ending on December 31, 2020. The value of these RSUs is based on the product of the number of RSUs multiplied by $14.08, the closing price of a share of Company stock on December 29, 2017. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.
(5)	These share numbers represent the target Performance Share awards under the Performance Share awards for the 2016-2018 Incentive Period. If the performance conditions are met, these Performance Shares are eligible to vest on December 31, 2018. The value of these Performance Shares is estimated assuming the target number of Performance Shares is earned and by multiplying the target number of Performance Shares by $14.08, the closing price of a share of Company stock on December 29, 2017. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.
(6)	These share numbers represent the target Performance Share awards under the Performance Share awards for the 2017-2019 Incentive Period. If the performance conditions are met, these Performance Shares are eligible to vest on December 31, 2019. The value of these Performance Shares is estimated assuming the target number of Performance Shares is earned and by multiplying the target number of Performance Shares by $14.08, the closing price of a share of Company stock on December 29, 2017. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.
(7)	As a consequence of the Cars.com Spin-off, certain equity awards made prior to 2017 were converted into awards denominated both in shares of Company common stock and in shares of Cars.com common stock. In addition to the Company awards identified in the above table, at the end of our 2017 fiscal year our NEOs held equity awards denominated in shares of Cars.com common stock as discussed below.

Mr. Lougee:	RSUs vesting on December 31, 2018 covering 1,670 Cars.com shares; and Performance Shares for the 2016-2018 Incentive Period representing 10,237 Cars.com shares, assuming the target level of performance for that Incentive Period is met.

Ms. Harker:	RSUs vesting on December 31, 2018 covering 2,364 Cars.com shares; and Performance Shares for the 2016-2018 Incentive Period representing 9,707 Cars.com shares, assuming the target level of performance for that Incentive Period is met.

Ms. Beall:	RSUs vesting on December 31, 2018 covering 580 Cars.com shares; and Performance Shares for the 2016-2018 Incentive Period representing 2,998 Cars.com shares, assuming the target level of performance for that Incentive Period is met.

Mr. Mayman:	RSUs vesting on December 31, 2018 covering 1,960 Cars.com shares; and Performance Shares for the 2016-2018 Incentive Period representing 5,702 Cars.com shares, assuming the target level of performance for that Incentive Period is met.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS(1)		STOCK AWARDS(2)(3)(4)
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(5)	VALUE REALIZED ON VESTING ($)(6)
David T. Lougee	0	0	76,334	1,083,716
Victoria D. Harker	0	0	71,313	1,012,446
Lynn Beall	0	0	27,229	385,888
Todd A. Mayman	0	0	47,258	670,399
Gracia C. Martore(7)	154,833	661,431	129,962	1,866,679
John A. (Jack) Williams(8)	0	0	21,322	306,254

(1)	In addition to the amounts shown in the above table, during 2017 Mr. Williams exercised options to purchase 6,592 shares of Gannett common stock, realizing $18,686 in value.
(2)

In addition to the amounts shown in the above table, (a) each of the NEOs (other than Ms. Martore and Mr. Williams) also vested in RSUs on December 31, 2017 that were settled in Gannett shares, as follows: Mr. Lougee: 6,607 Gannett shares acquired, realizing $76,575 in value; Ms. Harker: 8,423 Gannett shares acquired, realizing $97,623 in value; Ms. Beall: 2,832 Gannett shares acquired, realizing $32,823 in value; and Mr. Mayman: 5,852 Gannett shares acquired, realizing $67,825 in value, in each case based upon the closing price of a share of Gannett stock on December 29, 2017 ($11.59), and (b) Ms. Martore and Mr. Williams each vested in Gannett RSUs on June 2, 2017, as follows: Ms. Martore: 18,875 Gannett RSUs, with a value of $144,583; and Mr. Williams: 4,422 vested Gannett RSUs, with a value of $33,873, in each case based upon the

47	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

closing price of a share of Gannett stock on June 2, 2017 ($7.66). Neither Ms. Martore nor Mr. Williams took ownership of the vested Gannett shares until January 2018 because the payment of the award was delayed pursuant to the requirements of Section 409A of the Internal Revenue Code. Section 409A requires a six-month delay for certain payments made to specified employees of publicly-traded companies following termination of employment.
(3)	In addition to the amounts shown in the above table, (a) each of the NEOs (other than Ms. Martore and Mr. Williams) also vested in RSUs on December 31, 2017 that were settled in Cars.com shares, as follows: Mr. Lougee: 6,074 Cars.com shares acquired, realizing $175,174 in value; Ms. Harker: 7,979 Cars.com shares acquired, realizing $230,114 in value; Ms. Beall: 2,468 Cars.com shares acquired, realizing $71,177 in value; and Mr. Mayman: 5,861 Cars.com shares acquired, realizing $169,031 in value, in each case based upon the closing price of a share of Cars.com stock on December 29, 2017 ($28.84), and (b) Ms. Martore and Mr. Williams each vested in Cars.com RSUs on June 2, 2017, as follows: Ms. Martore: 29,625 Cars.com RSUs, with a value of $801,356; and Mr. Williams: 6,266 Cars.com RSUs, with a value of $169,495, in each case based upon the closing price of a share of Cars.com stock on June 2, 2017 ($27.05). Neither Ms. Martore nor Mr. Williams took ownership of the vested Cars.com shares until January 2018 because the payment of the award was delayed pursuant to the requirements of Section 409A which requires a six-month delay for certain payments made to specified employees of publicly-traded companies following termination of employment.
(4)	In addition to the amounts shown in the above table, each of the NEOs also received Cars.com shares on January 3, 2018 and January 23, 2018 in respect of the payout of Performance Shares for the 2015-2017 Incentive Period, as follows: Mr. Lougee: 7,703 Cars.com shares acquired on January 3, 2018 and 2,810 Cars.com shares acquired on January 23, 2018, realizing an aggregate of $307,747 in value; Ms. Harker: 7,207 Cars.com shares acquired on January 3, 2018 and 2,629 Cars.com shares acquired on January 23, 2018, realizing an aggregate of $287,929 in value; Ms. Beall: 2,159 Cars.com shares acquired on January 3, 2018 and 787 Cars.com shares acquired on January 23, 2018, realizing an aggregate of $86,238 in value; Mr. Mayman: 4,317 Cars.com shares acquired on January 3, 2018 and 1,575 Cars.com shares acquired on January 23, 2018, realizing an aggregate of $172,477 in value; Ms. Martore: 31,744 Cars.com shares acquired on January 3, 2018 and 11,577 Cars.com shares acquired on January 23, 2018, realizing an aggregate of $1,268,132 in value; and Mr. Williams: 5,208 Cars.com shares acquired on January 3, 2018 and 1,900 Cars.com shares acquired on January 23, 2018, realizing an aggregate of $208,073 in value, in each case based upon the closing price of a share of Cars.com stock on December 29, 2017 of $28.84 and a closing price of a share of Cars.com stock on January 19, 2018 of $30.46.
(5)	These share amounts include (a) 25% of the Company’s RSU awards granted on January 1, 2017 which vested on December 31, 2017 (which RSUs were paid to the NEOs by the Company on January 3, 2018; (b) 25% of the Company’s RSU awards granted on January 1, 2016 which vested on December 31, 2017 (which RSUs will not be paid by the Company until the earliest to occur of (i) December 31, 2019, (ii) the executive’s termination of employment, and (iii) certain changes in control of the Company); (c) 25% of the Company RSU awards granted on January 1, 2015 which vested on December 31, 2017 (which RSUs will not be paid by the Company until the earliest to occur of (i) December 31, 2018, (ii) the executive’s termination of employment, and (iii) a change in control of the Company); (d) Company RSU awards granted on January 1, 2014 that vested in their entirety on December 31, 2017; and (e) Company Performance Shares that vested based on the results of the 2015-2017 Incentive Period, which ended December 31, 2017.
(6)	For each of the NEOs other than Ms. Martore and Mr. Williams, these amounts equal the product of the aggregate number of vested Company RSU shares multiplied by $14.08, the closing price of a share of Company stock on December 29, 2017, the last trading date before the vesting date, plus the product of the number of Performance Shares earned for the first three lock-in quarters of the 2015-2017 Incentive Period, which were paid on January 3, 2018, multiplied by $14.08, the closing price of a share of Company stock on December 29, 2017, the date the Performance Shares earned for the first three lock-in quarters were priced in order to deliver the Performance Shares (net of shares withheld to pay taxes) to participants on January 3, 2018 for the first three lock-in quarters of 2015-2017 Incentive Period, plus the product of the number of Performance Shares earned for fourth and final lock-in quarter of the 2015-2017 Incentive Period, which were paid on January 23, 2018, multiplied by $15.14, the closing price of a share of Company stock on January 19, 2018, the date the Performance Shares earned for the fourth and final lock-in quarter were priced in order to deliver the Performance Shares (net of shares withheld to pay taxes) to participants on January 23, 2018 for the fourth lock-in quarter of the 2015-2017 Incentive Period. For Ms. Martore and Mr. Williams, these amounts are calculated as for the other NEOs, except the value of their vested Company RSUs equals the product of the aggregate number of vested Company RSU shares multiplied by $14.68, the closing price of a share of Company stock on June 2, 2017, the vesting date.
(7)	Ms. Martore’s RSUs vested in their entirety on June 2, 2017, the date of her retirement from the Company. However, Ms. Martore did not take ownership of the vested shares until January 2018 because the payment of the award was delayed pursuant to the requirements of Section 409A of the Internal Revenue Code. Section 409A requires a six-month delay for certain payments made to specified employees of publicly-traded companies following termination of employment.
(8)	Mr. Williams’ RSUs vested on a pro rata basis (based on the number of full months worked during the term of the applicable grant) on June 2, 2017, the date of his qualified termination from the Company. However, Mr. Williams did not take ownership of the vested shares until January 2018 because the payment of the award was delayed pursuant to the requirements of Section 409A of the Internal Revenue Code. Section 409A requires a six-month delay for certain payments made to specified employees of publicly-traded companies following termination of employment.

48	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Pension Benefits

PENSION BENEFITS

The table below shows the actuarial present value as of December 31, 2017 of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each, under each of the TEGNA Retirement Plan, or TRP, and the TEGNA Supplemental Retirement Plan, or SERP, in each case, except for Ms. Martore and Mr. Williams, determined using assumptions consistent with those used in the Company’s financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. The table below reflects an immediate retirement for all NEOs who participate with respect to the TRP and the SERP. The present value of accumulated benefits payable to Ms. Martore and Mr. Williams is the respective SERP lump sum benefit paid in January 2018. The amounts reported in the table reflect payment at the earliest point in time at which benefits are available without any reduction for age. Information regarding the TRP and SERP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.” Ms. Harker does not participate in the TRP or the SERP.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)
Mr. Lougee(1)	TRP	20.12	548,971	0
	SERP	6.58	32,759	0
Ms. Beall(2)	TRP	20.17	309,886	0
	SERP	29.58	3,507,867	0
Mr. Mayman	TRP	15.17	244,556	0
	SERP	15.17	132,776	0
Ms. Martore(2)(3)	TRP	23.25	0	612,684
	SERP	32.17	21,112,087	0
Mr. Williams(2)(4)	TRP	13.25	0	269,279
	SERP	22.17	4,554,702	0

(1)	The TRP amount shown for Mr. Lougee includes the accumulated benefit related to his legacy Belo Corp. pension benefit. The present values of Mr. Lougee’s accumulated TRP and legacy Belo Corp. pension benefits are $123,751 and $425,220, respectively.
(2)	Ms. Beall, Ms. Martore and Mr. Williams each has fewer years of credited service under the TRP than under the SERP. As discussed in the description of the TRP beginning on page 34 of this Proxy Statement, participants in the TRP ceased accruing credit for additional years of service after the GRP was frozen on August 1, 2008. Ms. Beall, Ms. Martore and Mr. Williams each continued to accrue benefits under the SERP at a reduced rate (as described in the discussion of the SERP found in the “Compensation Discussion and Analysis” section of this Proxy Statement) based on actual years of service. The Company does not generally provide additional pension service credit to any executive for years not actually worked.
(3)	The present value of Ms. Martore’s accumulated SERP benefit is the lump sum benefit paid in January 2018.
(4)	The present value of Mr. Williams’ accumulated SERP benefit is the lump sum benefit paid in January 2018.

49	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation

NON-QUALIFIED DEFERRED COMPENSATION

The TEGNA Deferred Compensation Plan, or DCP, is a non-qualified plan that allows Company executives to defer all or a portion of their compensation. Participant contributions that are not treated as if invested in the Company’s stock are generally distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. Effective August 1, 2008, the DCP also provides for Company contributions for certain participants. Additional information regarding the DCP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.”

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(1)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN LAST FY ($)	AGGREGATE BALANCE AT LAST FYE ($)
Mr. Lougee	0	70,667	66,893	0	652,454
Ms. Harker	0	54,000	14,428	0	255,259
Ms. Beall	0	0	0	0	0
Mr. Mayman	0	54,425	50,450	0	664,033
Ms. Martore	0	0	474,395	1,058,440	2,294,175
Mr. Williams	0	0	151,156	0	1,153,642

(1)	The Company credits contributions to the DCP on behalf of Mr. Lougee, Ms. Harker and Mr. Mayman in an amount equal to 5%, 5% and 6.5%, respectively, of their respective cash compensation that exceeds the Internal Revenue Code limits on the amount of compensation that can be taken into account when calculating benefits under a qualified plan. These Company contributions are initially treated as invested in Company stock (although participants can reallocate the contributions to other designated investment options) and are distributed in cash. The amounts shown in this column reflect the Company contributions made in February 2018 for services provided by Mr. Lougee, Ms. Harker and Mr. Mayman in 2017, all of which contributions were included in the amounts reported in the “All Other Compensation” column of the “Summary Compensation Table” found on page 42 of this Proxy Statement.

50	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company’s employee benefit programs provide the NEOs with post-termination benefits in a variety of circumstances. The amount of compensation payable may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not-for-cause termination, termination following a change in control or termination in the event of the disability or death of the executive. The following table describes payments the NEOs generally may receive under the Company’s employee benefits programs following termination in connection with certain events. Benefits provided to an NEO pursuant to a particular agreement or other arrangement between the Company and the NEO are not described in the table below. Any such benefits are described in the footnotes to the “Potential Payments to NEOs Upon Termination” table beginning on page 55 of this Proxy Statement.

In addition, following the disclosure relating to the post-employment payments that our currently employed NEOs may receive, we describe the post-employment payments applicable to Ms. Martore, who retired from the Company effective June 2, 2017, and to Mr. Williams, whose employment with the Company ended June 2, 2017.

Benefit	Retirement/Voluntary Termination	Death	Disability	Change in Control	Involuntary Termination without Cause
Pension	Vested portion of: (i) TRP benefit payable at the date of termination. (2) SERP benefit payable at the later of the termination date or the date the NEO reaches age 55.

Vested portion of:

(1) TRP benefit payable to an eligible spouse at the date of NEO’s death.

(2) SERP benefit payable to an eligible spouse at the later to occur of (a) the date of death or (b) the date the NEO would have attained age 55.

Vested portion of: (i) TRP benefit payable at the date of termination. (2) SERP benefit payable at the later of the termination date or the date the NEO reaches age 55.

In addition to their vested TRP and SERP benefits, NEOs who actively participate in the SERP are entitled to receive a lump sum payment in an amount determined based upon the SERP payment the NEO would have received if the NEO had remained employed by the Company during the applicable severance period.

Vested portion of: (i) TRP benefit payable at the date of termination. (2) SERP benefit payable at the later of the termination date or the date the NEO reaches age 55.
Restricted Stock Units

Vested RSUs are payable at the date of termination and if termination occurs after age 65 (or after attaining 55 with 5 years or more of service), the NEO is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.

		The NEO’s estate is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.	The NEO is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.

RSUs granted in 2015 and earlier vest in full upon a change in control.

RSUs granted after 2015 only provide for accelerated vesting if the awards are not continued or assumed upon a change in control or there is a qualifying termination within 2 years of the change in control.

Vested RSUs are payable at the date of termination and if termination occurs after age 65 (or after attaining 55 with 5 or more years of service), the NEO is generally entitled to receive a prorated portion of RSUs based on the number of full months worked during the term of the applicable grant.

51	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

Benefit	Retirement/Voluntary Termination	Death	Disability	Change in Control	Involuntary Termination without Cause
Performance Shares

Performance shares are forfeited unless termination occurs after age 65 (or after attaining 55 with 5 years or more of service), in which case the NEO is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

The NEO’s estate is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

The NEO is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

Performance Shares awarded in 2015 and earlier vest in full upon a change in control and payouts are determined based on the Company’s performance relative to its TSR Peer Group for the period prior to the date of the change in control; provided that if the change in control occurs during the first 6 months of an Incentive Period, Performance Shares are paid at target.

Performance Shares granted after 2015 only provide for accelerated vesting if the awards are not continued or assumed upon the change in control or there is a qualifying termination within 2 years of the change in control. Post 2015 Performance Share award payouts are determined based on the Company’s performance relative to its TSR Peer Group for the period prior to the date of the change in control; provided that if the change in control occurs during the first 12 months of an Incentive Period, Performance Shares are paid at target.

Performance shares are forfeited unless termination occurs after age 65 (or after attaining 55 with 5 or more years of service), in which case the NEO is generally entitled to receive, after the end of the applicable Incentive Period, a prorated number of Performance Shares based on the number of full months worked during the applicable Incentive Period.

52	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

Benefit	Retirement/Voluntary Termination	Death	Disability	Change in Control	Involuntary Termination without Cause
Life and Disability Insurance Benefits	None.

NEOs are generally entitled to receive death benefits under individual policies maintained by the Company and owned by the NEO or pursuant to the Company’s group life insurance program applicable to all employees.

NEOs are generally entitled to receive disability benefits under the Company’s disability plans applicable to all employees, but only if their condition qualifies them for such benefits.

For purposes of determining an NEO’s eligibility for retiree life insurance benefits, the NEO is considered to have attained the age and service credit that the NEO would have attained had the NEO remained employed until the end of the severance period.

None.
Excise Tax Gross-up	None.	None.	None.	Payment of an amount sufficient to make each NEO who participated in the TCP prior to April 15, 2010 whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code.	None.
Severance Pay	None.	None.	None.	Lump sum payment calculated in accordance with the TCP or the CIC Severance Plan, as applicable.	Lump sum payment calculated in accordance with the TESP for the NEOs who participate in the plan.

53	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

The table below discloses the varying amounts payable to each NEO in each of the noted situations. It assumes, in each case, that the executive’s termination was effective as of December 31, 2017. In presenting this disclosure, we describe amounts earned through December 31, 2017, taking into account, where applicable, bonuses paid in 2018 but earned as a result of 2017 performance and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, our estimates of the amounts which would have been paid out to the executives upon their termination had it occurred on December 31, 2017. Some payments would be automatically delayed or modified if required under Section 409A of the Internal Revenue Code. In addition, receipt of severance benefits under the TESP generally would be conditioned on the executive signing a separation agreement that includes a release of claims in favor of the Company and its respective affiliates, and agreement to adhere to customary post-employment restrictive covenants. The amounts shown in the Change in Control column represent the estimated incremental payments and benefits that would be payable to each NEO upon a change in control of the Company, assuming that the triggering event and a qualifying termination occurred at year-end 2017, in excess of the compensation and benefit entitlements that are payable to an NEO upon Retirement/Voluntary Termination.

Potential Payments to NEOs Upon Termination

	Retirement/ Voluntary Termination (3) ($)	Death ($)		Disability ($)		Change in Control (7)(9)(10) ($)		Involuntary Termination without Cause ($)
David T. Lougee
Pension	548,274	349,812		548,274		0		548,274
Restricted Stock Units(1)	454,291	454,291		454,291		1,071,784		454,291
Performance Shares(2)	820,146	820,146		820,146		360,652		820,146
Life and Disability Insurance Benefits	0	0	(4)	5,947,574	(6)	0		0
Severance Pay	0	0		0		5,300,000		3,533,333	(11)
Excise Tax Gross-up	0	0		0		0	(8)	0
Total:	1,822,711	1,624,249		7,770,285		6,732,436		5,356,044
Victoria D. Harker
Pension(5)	0	0		0		0		0
Restricted Stock Units(1)	529,633	529,633		529,633		739,510		529,633
Performance Shares(2)	0	556,413		556,413		71,958		0
Life and Disability Insurance Benefits	0	1,250,000	(4)	6,604,018	(6)	0		0
Severance Pay	2,037,500	0		0		2,750,000		2,037,500	(11)
Excise Tax Gross-up	0	0		0		0	(8)	0
Total:	2,567,133	2,336,046		7,690,064		3,561,468		2,567,133
Lynn Beall
Pension	4,070,949	4,070,949		4,070,949		1,095,603		4,070,949
Restricted Stock Units(1)	161,399	161,399		161,399		444,745		161,399
Performance Shares(2)	177,732	177,732		177,732		29,433		177,732
Life and Disability Insurance Benefits	0	0	(4)	2,237,841	(6)	0		0
Severance Pay	0	0		0		3,405,000		1,482,500	(11)
Excise Tax Gross-up	0	0		0		2,114,975	(8)	0
Total:	4,410,080	4,410,080		6,647,921		7,089,756		5,892,580
Todd A. Mayman
Pension	377,332	377,332		377,332		25,456		377,332
Restricted Stock Units(1)	415,698	415,698		415,698		506,134		415,698
Performance Shares(2)	337,484	337,484		337,484		55,247		337,484
Life and Disability Insurance Benefits	0	0	(4)	3,461,459	(6)	0		0
Severance Pay	0	0		0		3,180,000		1,562,500	(11)
Excise Tax Gross-up	0	0		0		0	(8)	0
Total:	1,130,514	1,130,514		4,591,973		3,766,837		2,693,014

54	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

(1)	In addition to the amounts shown in this row:

(a) in the case of Retirement/Voluntary Termination, Death, Disability or Involuntary Termination, each NEO would receive amounts in respect of RSUs settled in shares of Cars.com common stock, as follows: Mr. Lougee: $144,488; Ms. Harker: $204,504; Ms. Beall: $50,124; and Mr. Mayman: $169,550; and

(b) in the case of a change in control of the Company or Cars.com, each NEO would receive the following incremental amounts (in excess of what the NEO would receive in the case of his or her Retirement/Voluntary Termination) in respect of RSUs settled in shares of Cars.com common stock, as follows: Mr. Lougee: $48,163; Ms. Harker: $68,178; Ms. Beall: $16,727; and Mr. Mayman: $56,526, in each case calculated based on a per share stock value of $28.84, the closing price of a share of Cars.com stock on December 29, 2017.

(2)	The amounts shown in this row represent the aggregate value of Performance Shares for the 2016-2018 and 2017-2019 Incentive Periods, which (a) in the case of Retirement/Voluntary Termination, Death, Disability or Involuntary Termination without Cause, are prorated for Mr. Lougee, Ms. Beall and Mr. Mayman based upon the number of full months the NEO has worked during the applicable Incentive Period, assuming payout at 100% of the target amount and a per share stock value of $14.08, the closing price of a share of Company stock on December 29, 2017; (b) in the case of Death or Disability, are prorated for Ms. Harker based upon the number of full months she has worked during the applicable Incentive Period, assuming payout at 100% of the target amount and a per share stock value of $14.08; and (c) in the case of a change in control of the Company, assuming payout to each NEO based upon the Company’s actual performance versus its respective TSR Peer Groups at the end of 2017, resulting in 0% of the target amounts for the grants made in connection with the Company’s 2016-2018 Incentive Period and 74% of the target amounts for the grants made in connection with the Company’s 2017-2019 Incentive Period, in each case without proration, and a per share stock value of $14.08, the closing price of a share of Company stock on December 29, 2017. Notwithstanding the assumptions set forth above, in the case of Retirement/Voluntary Termination, Death, Disability or Involuntary Termination without Cause, Performance Shares will be paid out on the normal payout cycle (following the end of the applicable Incentive Period) based on the Company’s relative TSR performance measured at the end of each of the last four quarters in the applicable Incentive Period.

(3)	In addition to the amounts reported in this column, our NEOs (other than Ms. Harker who, as of December 31, 2017, has not satisfied the age requirement) receive the following post-retirement benefits and perquisites if they terminate employment after attaining at least 55 years of age and completing at least five years of service: (i) legal and financial counseling services on the same basis as available to an active executive at the time his or her employment terminates, until April 15 of the year of retirement or the year following retirement; (ii) the ability to purchase the Company-owned car provided to the executive at the time of termination at fair market value; (iii) supplemental medical insurance coverage for the executive and his or her family; and (iv) generally continue to be permitted to recommend TEGNA Foundation grants to eligible charities up to $15,000 annually for a period of three years after retirement. If the executive is asked to represent the Company at a function or event, the executive is provided travel accident insurance. During the first year, we estimate the expected incremental cost to the Company for these post-retirement benefits would be approximately $50,000 for each NEO who is eligible to receive them. Thereafter, we estimate the expected annual incremental cost to the Company would be approximately $25,000 for each NEO who is eligible to receive them. The Company reserves the right, in its sole discretion, to amend or terminate the post-retirement perquisites from time to time.

(4)	In connection with the Company’s life insurance programs:

•	NEOs may participate in the Company’s Key Executive Life Insurance Program (KELIP). Mr. Lougee and Ms. Beall participate in the KELIP and Ms. Harker and Mr. Mayman have chosen not to participate. Under the KELIP, the face amount of the policy is determined once, at the beginning of the executive’s participation in the program, and is equal to the sum of (i) two times the sum of the participant’s base salary and last bonus (in each case, at the time of underwriting) increased four percent annually for the lesser of ten years or until the executive reaches age 65, and (ii) $200,000. The participant’s future pay increases have no impact on the face amount of the policy and the coverage level is stepped down to $500,000 upon the earlier of the participant reaching age 65 or the participant’s retirement. The Company will pay premiums (or make cash payments in lieu of premiums) on individual life insurance policies to be owned by the participants, which premiums are expected to range between approximately $13,000-$44,000 per participant in 2018. Subject to the terms of his or her participation agreement, the participant’s right to receive future annual premium payments may become vested if the participant’s employment terminates after attaining both five years of service with the Company and age 55, although annual premium payments after termination of employment cease at age 65. As of December 31, 2017, Mr. Lougee and Ms. Beall have the right to receive these benefits. In lieu of receiving a death benefit under either the Company’s group life insurance program or an individual insurance policy maintained by the Company, Mr. Mayman receives annual cash payments.

•	Death benefits are payable under individual variable universal life insurance policies maintained by the Company and owned by Mr. Lougee and Ms. Beall, respectively. The obligation to pay death benefits to the beneficiary(ies) designated by Mr. Lougee and Ms. Beall pursuant to these insurance policies is that of the insurance company; the Company only pays the insurance premiums on behalf of the NEOs. In 2017, the Company paid insurance premiums on behalf of Mr. Lougee and Ms. Beall. The life insurance proceeds that would have been payable (by the insurance company) to the beneficiary(ies) designated by Mr. Lougee and Ms. Beall, respectively, if a triggering event had occurred as of December 31, 2017 are: Mr. Lougee: $3,062,792 and Ms. Beall: $1,775,000.

•	Ms. Harker continues to participate in the Company’s group life insurance program applicable to all employees (which provides for a benefit of one times base salary and last annual bonus, capped at $1,250,000).

•	In addition to the reported amount, the Company would continue to provide supplemental medical insurance coverage for their eligible dependents in the event of the deaths of Mr. Lougee, Ms. Beall or Mr. Mayman, for the duration of the life of the eligible dependents. We estimate annual incremental costs to the Company for this benefit of approximately $10,000 for each Mr. Lougee, Ms. Beall and Mr. Mayman. Ms. Harker is not eligible to receive this benefit.

(5)	The amounts shown for Ms. Harker reflect the fact that she does not participate in the TRP or the SERP.

55	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

(6)	In connection with the Company’s disability benefits programs:

•	Each NEO is entitled to a Company-paid monthly disability benefit. The amounts set forth above represent the present value of the disability benefit applying the following assumptions: (i) the NEO incurred a qualifying disability on December 31, 2017, and the NEO remains eligible to receive disability benefits for the maximum period provided under the plan; (ii) the disability benefits are reduced by certain offsets provided for under the plan (e.g., a portion of the NEO’s SERP benefits, if any); and (iii) IRS-prescribed mortality and interest rate assumptions are used to calculate the present value of such benefits.

•	In the event that Mr. Lougee, Ms. Harker, Ms. Beall or Mr. Mayman become disabled they would be entitled to receive disability benefits under the Company’s disability plans, including: during the first six months of disability, disability benefits are paid at 100% of the executive’s pre-disability compensation for all or part of the six month period, depending on the length of the executive’s service, and if not paid at 100% for the entire six month period, disability benefits are paid at 60% of the executive’s pre-disability compensation for the balance of the six month period. After six months, disability benefits are paid at 60% or 50% of the executive’s pre-disability compensation, depending on whether the executive elects to pay for additional coverage. Disability benefits are subject to certain conditions, limitations and offsets, and generally continue for the duration of the disability, but not beyond age 65. For those who become disabled near or after age 65, benefits may continue for a specified time beyond age 65 under the terms of the plan.

(7)	The amounts set forth in this column represent the estimated incremental payments and benefits that would be payable to each NEO upon a change in control of the Company, assuming that the triggering event and a qualifying termination occurred at year-end 2017. These amounts would be in excess of the compensation and benefit entitlements described in this Proxy Statement that are payable to an NEO upon Retirement/Voluntary Termination absent a change in control.

(8)	This amount represents the excise tax gross-up amount an NEO would receive in connection with a change in control of the Company. The amount shown for Mr. Mayman reflects the fact that the compensation he would have received if a change in control of the Company took place on December 31, 2017 would not trigger an excise tax under Internal Revenue Code Section 4999; accordingly, he would not be entitled to any excise tax gross-up payment. In calculating these amounts, the following assumptions were used to estimate excise tax gross-up amounts for each of Ms. Beall and Mr. Mayman: the portion of the Performance Share payment treated as a change in control payment is equal to the amount by which the Performance Share payment set forth in the table above exceeds the amount of the Performance Share payment set forth in the Retirement/Voluntary Termination table; in turn, such excess amount (which is performance-based pay) is treated as reasonable compensation for services rendered prior to the change in control. Following the completion of the Cars.com Spin-off, Mr. Lougee ceased participation in the TCP and became a participant in the CIC Severance Plan. Ms. Harker is not entitled to receive an excise tax gross-up under the TCP. In the event that Mr. Lougee or Ms. Harker was subject to the excise tax under Code Section 4999, their change in control benefits would be reduced to $1 less than the amount that would trigger such taxes if such a reduction would put them in a better after-tax position. The full amount of Mr. Lougee’s and Ms. Harker’s severance is reflected in the table without giving effect to any such potential reduction.

(9)	In addition to the amounts reported in this column, each NEO would receive life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the executive not been terminated. We estimate incremental costs to the Company for these benefits as follows: Mr. Lougee—$55,911, Ms. Harker—$21,964, Ms. Beall—$121,668, and Mr. Mayman—$164,070. Each NEO also would receive post-termination perquisites with the same respective values described in footnote 3 of this table.

(10)	In addition to the benefits afforded under the TCP and the CIC Severance Plan, our NEOs also would receive other benefits under the SERP and the DCP upon a change in control that qualifies as a change in control under Code Section 409A, including:

•	SERP. All SERP benefits become immediately vested and benefits accrued up to the date of the change in control are paid out in the form of a lump sum distribution shortly after the change in control.

•	DCP. All post-2004 DCP benefits accrued up to the date of the change in control are paid in the form of a lump sum distribution shortly after the change in control.

(11)	These amounts represent payments NEOs may be entitled to receive under the TEGNA Inc. Executive Severance Plan (TESP), which provides severance payments to the NEOs and other executives of the Company approved by the Committee in the event of certain involuntary terminations of employment.

Post-Retirement Payments to Ms. Martore

Ms. Martore and the Company were parties to a February 2007 employment contract when Ms. Martore retired from the Company effective June 2, 2017. Ms. Martore’s employment contract provided for the following post-employment benefits:

•	TRP and SERP Payments. As of her retirement date, the amount of Ms. Martore’s TRP benefit was equal to $612,684, and the amount of her SERP benefit was equal to $21,112,087. Ms. Martore received her TRP payment in June 2017 and her SERP payment in January 2018, following the six-month delay required by Section 409A of the Internal Revenue Code.

•	Restricted Stock Units. All Company, Gannett and Cars.com restricted stock units granted to Ms. Martore vested in full as of the date of her retirement. The aggregate value of the Company, Gannett and Cars.com restricted stock units on the payout date was $3,519,940. Ms. Martore’s vested Company, Gannett and Cars.com restricted stock units were paid out in January 2018, following the six-month delay required by Section 409A of the Internal Revenue Code.

•	Stock Options. All of Ms. Martore’s Company stock options remain exercisable consistent with the terms of the option award agreements. The aggregate value of her Company stock options on the date of her retirement was $5,814,235.

56	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

•	Performance Shares. All Company Performance Shares granted to Ms. Martore vested in full as of the date of her retirement. Ms. Martore received the value the 2015-2017 Performance Shares on January 3 and January 23, 2018 and she will receive the value of the 2016-2018 Performance Shares no later than March 2019. Assuming payout at 100% of the target amount, a per share Company stock value of $14.68, the closing price of a share of Company stock on the date of her retirement, and a per share Cars.com stock value of $27.05, the closing price of a share of Cars.com stock on the date of her retirement, Ms. Martore’s 2016-2018 Performance Shares were valued at $2,895,496 on the date of her retirement.

•	2017 Annual Bonus and Cash Incentive Award. On June 9, 2017, Ms. Martore received a bonus in the amount of $825,000 and a payment of her cash incentive award (in lieu of a long-term award) in the amount of $2,100,000, each for her service in 2017.

•	Life Insurance. Ms. Martore owns two universal life insurance policies with an aggregate face amount equal to $7,700,000. The face amount of Ms. Martore’s policy will reduce 10% each year after her retirement, to a minimum of $350,000. The Company has completed its funding obligations under the policies.

•	Post-Employment Benefits. Ms. Martore will receive the following post-employment benefits: (1) supplemental medical insurance coverage for her and her spouse under the Supplemental Executive Medical Plan for Retired Executives; (2) legal and financial counseling services through the 2019 tax filing season (April 15, 2019), at an estimated incremental cost to the Company of approximately $25,000 annually; (3) the opportunity to direct the TEGNA Foundation to make grants to eligible charities of up to $15,000 annually for a period of five years after termination; (4) travel accident insurance of $3,000,000 for business travel if the Company asks Ms. Martore to represent it at a function or event; and (5) access to her Company e-mail address for a two-year period (ending May 31, 2019) and ownership of her current Company telephone, tablet and laptop computer. We estimate the annual incremental costs to the Company associated with these benefits to be approximately $55,000. Additionally, at the time of termination, Ms. Martore was given the opportunity to purchase at fair market value the Company-owned car provided to her.

In order to comply with federal tax laws, certain of Ms. Martore’s post-employment payments and benefits described above were delayed or charged to Ms. Martore for the first six months following the date of her retirement from the Company.

Post-Termination Payments to Mr. Williams

Mr. Williams received the following post-employment benefits in connection with his qualifying termination of employment from the Company effective June 2, 2017:

•	Severance Payment. On July 3, 2017, Mr. Williams received a lump sum severance payment equal to $1,600,000 under the TESP. This amount was equal to 1.5 multiplied by the sum of (a) Mr. Williams’ annual base salary as of the date of termination; and (b) the average of Mr. Williams’ three most recent annual bonuses as of the date of his termination.

•	TRP and SERP Payments. As of the date of his separation from the Company, the amount of Mr. Williams’ TRP benefit was equal to $269,279 and the amount of his SERP benefit was equal to $4,554,702. Mr. Williams’ received his TRP payment in December 2017 and his SERP payment in January 2018, following the six-month delay required by Section 409A of the Internal Revenue Code.

•	Restricted Stock Units. A prorated portion (based on the number of full months Mr. Williams worked during the term of the applicable grant) of all Company, Gannett and Cars.com restricted stock units granted to Mr. Williams vested in full as of his date of termination. The aggregate value of the vested Company, Gannett and Cars.com restricted stock units on the payout date was $644,816. Mr. Williams’ vested Company, Gannett and Cars.com restricted stock units were paid out in January 2018, following the six-month delay required by Section 409A of the Internal Revenue Code.

•	Stock Options. All of Mr. Williams’ Company stock options remain exercisable consistent with the terms of the option award agreements. The aggregate value of his Company stock options on the date of his termination was $138,057

•	Performance Shares. A prorated portion (based on the number of full months Mr. Williams worked during the term of the applicable grant) of all Company Performance Shares granted to Mr. Williams vested in full as of the date of termination. Mr. Williams received the value the 2015-2017 Performance Shares on January 3 and January 23, 2018 and he will receive the value of the 2016-2018 Performance Shares no later than March 2019. Assuming payout at 100% of the target amount, a per share stock value of $14.68, the closing price of a share of Company stock on the date of his termination, and a per share Cars.com stock value of $27.05, the closing price of a share of Cars.com stock on the date of his termination, Mr. Williams’ 2016-2018 Performance Shares were valued at $296,247 on the date of his qualifying termination.

•	2017 Annual Bonus. On June 9, 2017, Mr. Williams received a bonus in the amount of $175,000 and an additional cash bonus payment (in lieu of a long-term award) in the amount of $100,000, each for his service in 2017.

57	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Other Potential Post-employment Payments

•	Life Insurance. Mr. Williams owns a universal life insurance policy with a face amount equal to $500,000. The Company has completed its funding obligations under the policy.

•	Post-Employment Benefits. Mr. Williams will receive the following post-employment benefits: (1) supplemental medical insurance coverage for him and his family under the Supplemental Executive Medical Plan for Retired Executives ; (2) legal and financial counseling services through the 2019 tax filing season (April 15, 2019), at an estimated incremental cost to the Company of approximately $25,000 annually; and (3) the opportunity to direct the TEGNA Foundation to make grants to eligible charities of up to $15,000 annually for a period of three years after termination. We estimate the annual incremental costs to the Company associated with these benefits to be approximately $55,000. Additionally, at the time of termination, Mr. Williams was given the opportunity to purchase at fair market value the Company-owned car provided to him.

In order to comply with federal tax laws, certain of Mr. Williams’ post-employment payments and benefits described above were delayed or charged to Mr. Williams for the first six months following the date of his qualifying termination of employment.

58	2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

CEO Pay Ratio

CEO PAY RATIO

We are providing the following information to comply with Item 402(u) of Regulation S-K:

The 2017 total compensation of our CEO was $4,840,049. This amount represents the total compensation received by Mr. Lougee for the period from June 1, 2017 through December 31, 2017 annualized to reflect a full year of compensation as CEO.

For 2017, the median annual total compensation of all employees of the Company, other than our CEO and employees on long-term disability leave, was $55,636, which includes base salary, overtime and 401(k) matching contributions.

To determine the median employee, we first identified five possible median employees as of December 31, 2017 using our entire workforce of approximately 5,300 full, part-time and temporary employees and base salary, bonus, commissions and sales incentives for the prior 12-month period.

We then calculated 2017 total compensation for the CEO and the five possible median employees based on the proxy rules for determining the annual total compensation of NEOs and selected the median employee based on such calculations.

The resulting ratio of our CEO’s compensation to the compensation of the median employee was 87 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

59	2018 PROXY STATEMENT

Proposal 3—Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

Consistent with our practice since 2011, we are asking shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers (NEOs) as described in the “Compensation Discussion and Analysis” and the related executive compensation tables, notes and narrative included on pages 16-59 of this Proxy Statement.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Executive Compensation Committee oversees the Company’s executive compensation programs and supports compensation policies that place a heavy emphasis on pay for performance. The Executive Compensation Committee also recognizes the importance of competitive compensation programs that are essential to recruiting and retaining the key executive talent needed to drive shareholder value.

We believe our executive compensation plans, principles and programs, as currently structured and as implemented for 2017, strongly align the interests of our NEOs with those of our shareholders and permit the Company to attract, retain and motivate talented executives. We urge you to read the “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement, which describes in more detail the principles that guide the Committee’s compensation decisions and the components of our executive compensation plans and programs, as well as the Summary Compensation and other related executive compensation tables and narrative, beginning on page 42 of this Proxy Statement, which provide detailed information on the compensation of our NEOs.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR adoption of the following resolution:

“RESOLVED, that the shareholders of TEGNA Inc. approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and the related discussion.”

The approval of this Proposal 3 on an advisory basis requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote at the Annual Meeting. While the advisory vote we are asking you to cast is non-binding, the Company’s Executive Compensation Committee and the Board value the views of our shareholders and will take the outcome into account when considering future compensation decisions affecting our NEOs.

60	2018 PROXY STATEMENT

Director Compensation

The compensation year for non-employee directors begins at each Annual Meeting of shareholders and ends at the following Annual Meeting of shareholders. The Company paid its directors the following compensation for the 2017-2018 director compensation year:

•	an annual retainer of $100,000;

•	an additional annual retainer fee of $20,000 to committee chairs (other than the chair of the Executive Committee) and an additional annual retainer fee of $120,000 to the independent Chairman of the Board;

•	an annual equity grant in the form of restricted stock units with a grant date value equal to $125,000, which grant may be deferred under the DCP;

•	travel accident insurance of $1,000,000; and

•	a match from the TEGNA Foundation of charitable gifts made by directors up to a maximum of $10,000 each year.

All cash retainers are payable in cash quarterly and may be deferred under the DCP.

The annual equity grant is made to directors on the first day of the compensation year for directors. These awards of restricted stock units vest at a rate of 1/4th of the shares per quarter after the grant date, receive dividends or, if deferred, dividend equivalent rights and, once fully vested, will be paid to the director on the first anniversary of the grant date (unless the director has elected to defer his or her restricted stock units under the DCP), subject to the Company’s stock ownership guidelines for directors described below.

Restricted stock units will fully vest if a non-employee director retires from the Board due to the age of service limitations set forth in the Company’s By-laws or if the director leaves the Board because of death or disability. Restricted stock units also automatically vest upon a change in control of the Company. When a non-employee director leaves the Board for any other reason, the director’s unvested restricted stock units are forfeited.

Directors may elect to defer their cash retainer and/or annual equity grant under the Company’s Deferred Compensation Plan (“DCP”), which for cash fee deferrals provides for the same investment choices, including mutual funds and a TEGNA stock fund, made available to other DCP participants. Annual equity grants deferred at the election of the director must be invested in the TEGNA stock fund of the DCP.

The Committee amended the Company’s Principles of Corporate Governance, effective as of December 9, 2014, to eliminate a prior requirement that new directors purchase at least 1,000 shares of Company stock upon joining the Board of Directors. Instead, the Company’s stock ownership guidelines encourage directors to own, directly, beneficially, or through the DCP, a number of shares having an aggregate value of at least three times the value of the director’s cash retainer. Directors are expected to hold all shares received from the Company as compensation until they meet their stock ownership guideline. All of our non-employee directors have either met or are on track to meet their stock ownership guideline.

The following table shows the compensation paid to our independent directors for the fiscal year ended December 31, 2017. Ms. Dulski and Ms. Greenthal left the Board of Directors during 2017, therefore their compensation is for a partial year. Ms. Bianchini joined the Board of Directors effective as of February 26, 2018 and Mr. Epstein joined the Board of Directors effective as of February 22, 2018, therefore we have not included them in the following tables. Neither Mr. Lougee or Ms. Martore received separate compensation for their service as a director and therefore are not included in the following tables.

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(1)	ALL OTHER COMPENSATION ($)(2)	TOTAL ($)
Jennifer Dulski(3)(4)	71,667	31,250	1,500	104,417
Howard D. Elias(3)	120,000	125,000	10,000	255,000
Lidia Fonseca	100,000	125,000	0	225,000
Jill Greenthal(3)	41,667	125,000	0	166,667
Marjorie Magner	220,000	125,000	10,000	355,000
Scott K. McCune(3)	100,000	125,000	6,000	231,000
Henry W. McGee(3)	100,000	125,000	10,000	235,000
Susan Ness(3)	100,000	125,000	7,645	232,645
Bruce P. Nolop	120,000	125,000	5,000	250,000
Neal Shapiro(3)	120,000	125,000	10,000	255,000
Melinda C. Witmer(3)	5,556	48,611	0	54,167

61	2018 PROXY STATEMENT

DIRECTOR COMPENSATION

(1)	Amounts shown in these columns reflect the cash compensation earned by each director for 2017 based upon the form in which the director elected to receive his or her retainer fees during the 2016-2017 and 2017-2018 director compensation periods and the long-term equity award granted to each director in 2017. Amounts in the stock awards column represent the aggregate grant date fair value of RSU awards computed in accordance with ASC 718 based on the assumptions set forth in note 9 to the Company’s 2017 audited financial statements.
(2)	Represents charitable gifts matched by the TEGNA Foundation pursuant to the TEGNAMatch program. The TEGNAMatch program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax-exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.
(3)	For the 2016-2017 director compensation period, Ms. Dulski deferred all payments she received in the form of cash and restricted stock units and Mr. Elias, Ms. Greenthal, Mr. McCune Mr. McGee and Mr. Shapiro each deferred all payments he or she received in the form of restricted stock units. For the 2017-2018 director compensation period, Ms. Ness and Ms. Witmer deferred all payments she received in the form of cash and restricted stock units and Ms. Dulski, Ms. Greenthal, Mr. McGee and Mr. Shapiro each deferred all payments he or she received in the form of restricted stock units.
(4)	Ms. Dulski’s stock award reflects the forfeiture of her unvested restricted stock units upon her resignation from the Board in September 2017.

Outstanding Director Equity Awards at Fiscal Year-End

NAME	RESTRICTED STOCK AWARDS (VESTED/ UNVESTED) (#)	STOCK OPTION AWARDS (#) (EXERCISABLE/ UNEXERCISABLE)
Jennifer Dulski	0/0	0/0
Howard D. Elias	56,393/4,005	37,155/0
Lidia Fonseca	10,945/4,005	0/0
Jill Greenthal	0/0	0/0
Marjorie Magner	49,070/4,005	0/0
Scott K. McCune	25,500/4,005	12,385/0
Henry W. McGee	13,188/3,964	0/0
Susan Ness	17,984/3,964	0/0
Bruce P. Nolop	8,542/4,005	0/0
Neal Shapiro	38,015/3,964	80,499/0
Melinda C. Witmer	0/3,631	0/0

62	2018 PROXY STATEMENT

Equity Compensation Plan Information

The table below sets forth the following information as of the end of the Company’s 2017 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders: (1) the number of securities to be issued upon the exercise of outstanding SOs, warrants and rights; (2) the weighted-average exercise price of such outstanding SOs, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding SOs, warrants and rights, the number of securities remaining available for future issuance under the plans.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN(A)) (c)
Equity compensation plans approved by shareholders(1)	4,783,641	$8.25(2)	33,971,611
Equity compensation plans not approved by shareholders(3)	256,718		4,573,655
Total	5,040,359		38,545,266

(1)	The equity compensation plan approved by the Company’s shareholders is the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (amended and restated as of May 4, 2010), as amended (the “2010 Plan”). The number in column (a) includes 1,250,765 shares subject to outstanding SOs, 1,929,710 shares subject to outstanding unvested restricted stock grants, unvested restricted stock unit grants, vested restricted stock grants that have not been paid and vested restricted stock units grants that have not yet been paid, and 1,603,166 shares subject to outstanding unvested Performance Share awards. The number of shares subject to outstanding unvested Performance Share awards assumes the maximum number of Performance Shares are issued upon vesting. The actual number of Performance Shares issued could be zero to 200% of the target number of Performance Shares underlying unvested awards. Assuming the target number of Performance Shares are issued, the number of shares subject to unvested Performance Share awards would be 801,583 and 34,773,194 shares would remain available for future issuance under the 2010 Plan.
(2)	Represents the weighted-average exercise price of the outstanding SOs granted under the 2010 Plan.
(3)	The TEGNA Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to directors and key executives of the Company. The DCP has not been approved by the Company’s shareholders. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s stock are distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. However, deferrals by directors of restricted stock or restricted stock unit grants are required to be distributed in stock under the terms of the DCP. The number in column (a) represents the number of shares credited to participants’ accounts in the DCP. The DCP does not currently include any shares to be issued upon the exercise of outstanding SOs, warrants and rights as a result of deferrals of grants made under the 2010 Plan. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan.

63	2018 PROXY STATEMENT

Securities Beneficially Owned by Directors,

Executive Officers and Principal Shareholders

The information presented below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any SO or other right.

The following table presents, as of the Record Date, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each director and each nominee to the Board of Directors, the Company’s NEOs in 2017, and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers are pledged.

NAME OF BENEFICIAL OWNER(1)	SHARES OWNED(2)	PERCENT OF CLASS

The Vanguard Group, Inc (3)	18,292,966	8.5%

BlackRock, Inc. (4)	17,786,042	8.3%

NewSouth Capital Management, Inc. (5)	13,524,937	6.3%

Fairpointe Capital LLC (6)	11,373,812	5.3%

David T. Lougee	245,839	*

Victoria D. Harker	200,455	*

Lynn Beall	52,729	*

Todd A. Mayman	90,302	*

Gina L. Bianchini	1,502	*

Howard D. Elias	59,766	*

Stuart J. Epstein	1,577	*

Lidia Fonseca	21,620	*

Marjorie Magner	45,762	*

Scott K. McCune	44,481	*

Henry W. McGee	3,772	*

Susan Ness	20,651	*

Bruce P. Nolop	18,217	*

Neal Shapiro	87,309	*

Melinda C. Witmer	0	*

All directors and executive officers as a group (16 persons including those named above)	939,750	*

*	Less than one percent.
(1)	Except as otherwise noted below, the address of each person listed in the table is: c/o TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107.
(2)	The following shares of common stock are included in the table because they may be acquired pursuant to (a) stock options exercisable by April 27, 2018: Mr. Lougee-26,707; Mr. Elias-37,155; Mr. McCune-12,385; Mr. Shapiro-80,499; and all directors and executive officers as a group-164,486; (b) restricted stock units granted to executives which will be payable to the executive by the Company if the executive has a termination of employment prior to April 27, 2018: Mr. Lougee-46,086; Ms. Harker-37,616; Ms. Beall-20,635; Mr. Mayman-36,800; and all executive officers as a group-147,313; (c) restricted stock units granted to directors which are payable to the director by the Company if the director leaves the Board: Mr. Elias—10,598, Ms. Fonseca—10,598, Ms. Magner—10,598, Mr. McCune—10,598, Mr. McGee—3,772, Ms. Ness—4,560, Mr. Nolop—10,598, and Mr. Shapiro—4,560; and (d) restricted stock units granted to directors that have not been deferred and will vest by April 27, 2018, 2017: Ms. Bianchini—1,502, Mr. Elias—2,013, Mr. Epstein—1,577, Ms. Fonseca—2,013, Ms. Magner—2,013, Mr. McCune—2,013, and Mr. Nolop—2,013.
(3)	Based upon information as of December 31, 2017, contained in a Schedule 13G/A filed with the SEC on February 13, 2018 by The Vanguard Group, reporting, in the aggregate, sole voting power over 114,957 shares, shared voting power over 25,200 shares, sole dispositive power over 18,170,932 shares and shared dispositive power over 122,064 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Based upon information as of December 31, 2017, contained in a Schedule 13G/A filed with the SEC on January 23, 2018 by BlackRock, Inc., reporting, in the aggregate, sole voting power over 16,985,562 shares and sole dispositive power over 17,786,042 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(5)	Based upon information as of December 31, 2017, contained in a Schedule 13G filed with the SEC on February 13, 2018 by NewSouth Capital Management, Inc., reporting, in the aggregate, sole voting power over 8,903,247 shares and sole dispositive power over 13,524,937 shares. The address for NewSouth Capital Management, Inc. is 999 S. Shady Grove Road, Suite 501, Memphis, TN 38120.
(6)	Based upon information as of December 31, 2017, contained in a Schedule 13G filed with the SEC on February 7, 2018 by Fairpointe Capital, LLC, reporting, in the aggregate, sole voting power over 10,879,000 shares, shared voting power over 144,212 shares, and sole dispositive power over 11,373,812 shares. The address for Fairpointe Capital LLC is One North Franklin, Suite 3300, Chicago, IL 60606.

64	2018 PROXY STATEMENT

Investment in TEGNA Stock by Directors and Executive Officers

The following table presents, as of the Record Date, the total investment position in the Company’s stock of its directors and executive officers, based on the Company’s records and filings with the SEC.

Name of Officer or Director	Title	Share Investment

David T. Lougee	President and CEO, Director	259,256

Victoria D. Harker	Executive Vice President and CFO	212,255

Lynn Beall	Executive Vice President and COO—Media Operations	52,729

Todd A. Mayman	EVP/Chief Legal and Administrative Officer	94,450

Gina L. Bianchini	Director	1,502

Howard D. Elias	Director	115,954

Stuart J. Epstein	Director	1,577

Lidia Fonseca	Director	21,620

Marjorie Magner	Director	75,402

Scott K. McCune	Director	50,173

Henry W. McGee	Director	15,528

Susan Ness	Director	26,715

Bruce P. Nolop	Director	18,217

Neal Shapiro	Director	126,984

Melinda C. Witmer	Director	1,816

All directors and executive officers as a group (16 persons including those named above)		1,123,005

This table reflects the same information as the table in the preceding section, but it also includes shares of the Company’s stock that each person holds through the Company’s Deferred Compensation Plan. As of the Record Date, fully vested shares of the Company’s stock in the following amounts were deemed to be credited to the accounts of the Company’s directors and executive officers under the Company’s Deferred Compensation Plan: Mr. Lougee-13,417; Ms. Harker-11,800; Mr. Mayman-4,148; Mr. Elias-56,188; Ms. Magner-29,640; Mr. McCune-5,692; Mr. McGee-11,756; Ms. Ness-6,063; Mr. Shapiro-39,675; Ms. Witmer—1,816; and all directors and executive officers as a group-183,255. These shares are not deemed to be “beneficially owned” under SEC rules and are therefore not included in the table in the preceding section.

65	2018 PROXY STATEMENT

Cost of Soliciting Proxies

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, the Company has retained Innisfree M&A Incorporated, New York, New York (“Innisfree”), to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses. The Company has agreed to indemnify and hold harmless Innisfree and certain related persons against certain liabilities arising out of or in connection with the engagement.

66	2018 PROXY STATEMENT

General Information

Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2018 Annual Meeting of Shareholders to be held on April 26, 2018 at 10:00 a.m. ET at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia. This Proxy Statement furnishes you with the information you need in order to vote, whether or not you attend the Annual Meeting.

On what proposals am I being asked to vote and how does the Board recommend that I vote?

You are being asked to vote on the Proposals below, and the Board recommends that you vote as follows:

Proposal 1—FOR the election of the eleven director nominees nominated by the Board of Directors, each to hold office until the Company’s 2019 Annual Meeting of Shareholders;

Proposal 2—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018; and

Proposal 3—FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and related discussion contained in this Proxy Statement.

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any Proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

What must I do if I want to attend the Annual Meeting in person?

Admission to the Annual Meeting is by ticket only. We will provide each shareholder with one admission ticket upon request. Either you or your proxy may use your ticket. If you are a shareholder of record and plan to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 873-6677 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the Annual Meeting, please send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares, confirming ownership to: Secretary, TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107. Requests for admission tickets will be processed in the order in which they are received and must be received no later than April 19, 2018. To obtain directions to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 873-6677.

Who may vote at the Annual Meeting?

If you owned Company stock at the close of business on February 26, 2018, which is the record date for the Annual Meeting (the “Record Date”), then you may attend and vote at the meeting. Please bring proof of your common stock ownership, such as a current brokerage statement, and photo identification. If you hold shares through a bank, broker, or other intermediary, you must obtain a valid legal proxy, executed in your favor, from the holder of record if you wish to vote those shares at the meeting.

At the close of business on the Record Date, we had approximately 215,619,438 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to Securities and Exchange Commission (“SEC”) rules, we are permitted to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. All

67	2018 PROXY STATEMENT

GENERAL INFORMATION

shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

How can I get electronic access to the proxy materials?

This Proxy Statement and the Company’s 2017 Annual Report may be viewed online on the investor relations page of the Company’s website at www.tegna.com under the “Investors” menu. You can also elect to receive an email that will provide an electronic link to future Annual Reports and Proxy Statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you. You can choose to receive future proxy materials electronically by visiting the investor relations page of the Company’s website at www.tegna.com under the “Investors” menu. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you terminate it.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your bank, broker or other intermediary. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Company shares, how do I vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy via the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or via the Internet.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Follow the instructions provided to you by your bank, broker or other intermediary.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

68	2018 PROXY STATEMENT

GENERAL INFORMATION

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters (including Proposal 2 to ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2018) but cannot vote on non-routine matters (including the uncontested director election described in Proposal 1 and the non-binding advisory vote described in Proposal 3). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares and your shares will not be voted. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the Annual Meeting and voting in person, or by notifying the Company before the Annual Meeting that you want to revoke your proxy. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting.

What are the votes required to adopt the proposals?

Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast with respect to that director (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Ratification of the selection of our independent registered public accounting firm and the non-binding advisory vote to adopt the resolution to approve the Company’s executive compensation program described in this Proxy Statement each require the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting. Abstentions, if any, will have no effect on the election of any director or the frequency of future Say on Pay votes, but will have the same effect as votes “against” each of the other two proposals.

How do I vote my shares in the Company’s Dividend Reinvestment and 401(k) Plans?

If you participate in the Company’s Dividend Reinvestment Plan, the TEGNA 401(k) Savings Plan or in the Gannett Co., Inc. 401(k) Savings Plan, your shares of stock in those plans can be voted in the same manner as shares held of record. If you do not give instructions, your shares held in the Dividend Reinvestment Plan will not be voted. All shares in the TEGNA 401(k) Savings Plan for which no instructions are received will be voted in the same proportion as instructions provided to the trustee by other TEGNA 401(k) Savings Plan participants. All shares in the Gannett 401(k) Plan for which no instructions are received will be voted in the same proportion as instructions provided to the trustee by other Gannett 401(k) Plan participants.

How do I submit a shareholder proposal or nominate a director for election at the 2019 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2019 Annual Meeting, a shareholder proposal must be submitted in writing to TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary and must be received by November 12, 2018. A shareholder who wishes to present a proposal or nomination at the Company’s 2018 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal or nomination to the Company at the same address no earlier than December 27, 2018 and no later than January 16, 2019. The Company’s By-laws require that any proposal or nomination must contain specific information in order to be validly submitted for consideration.

Can shareholders and other interested parties communicate directly with our Board?

Yes. The Company invites shareholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the Chairman of the Board or the non-management directors as a group by writing to the Board of Directors, the Chairman or the Non-Management Directors, TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

69	2018 PROXY STATEMENT

GENERAL INFORMATION

How can I obtain a shareholder list?

A list of shareholders entitled to vote at the 2018 Annual Meeting will be open to examination by any shareholder, for any purpose germane to the 2018 Annual Meeting, during normal business hours, for a period of ten days before the 2018 Annual Meeting and during the 2018 Annual Meeting at the Company’s offices at 7950 Jones Branch Drive, McLean, Virginia 22107.

What is “householding”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name who have elected to receive paper copies of our proxy materials will receive only one copy of our 2017 Annual Report and this Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees. However, if any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2017 Annual Report, he or she may contact the Company’s Secretary at TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 or by calling the Secretary at (703) 873-6600. Any such shareholder may also contact the Secretary using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of the Company’s Annual Report and Proxy Statement, you may request householding in the future by contacting the Secretary.

How may I obtain a copy of the Company’s 2017 Annual Report?

A copy of our 2017 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, is being provided or made available to all shareholders of record on the Record Date. As permitted by the SEC, the Company is sending a Notice of Internet Availability of Proxy Materials to all shareholders.

If you hold your shares of record on the Record Date, you may request email or paper copies of our 2017 Annual Report over the Internet, at www.investorelections.com/tgna, by toll-free telephone call (in the U.S. and Canada) to 1-866-870-3684, or by email at paper@investorelections.com. Please put “TGNA Materials Request” in the subject line and include the 11-digit control number presented on the Notice.

If you hold your shares on the Record Date in “street name” through a bank, broker or other intermediary, you also may have the opportunity to receive copies of our 2017 Annual Report electronically. Please check the information in the proxy materials provided by your bank, broker or other intermediary.

You may also obtain a copy without charge by writing to: TEGNA Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Our 2017 Annual Report and 2017 Form 10-K are also available through the Company’s website at www.tegna.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

70	2018 PROXY STATEMENT

Other

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) of the Securities Exchange Act of 1934.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

March 12, 2018

71	2018 PROXY STATEMENT

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

THE BOARD RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3.

1.	ELECTION OF DIRECTORS: The Board’s Nominees are:
			FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN

	1a.	Gina L. Bianchini	☐	☐	☐	1g.	Henry W. McGee		☐	☐	☐

	1b.	Howard D. Elias	☐	☐	☐	1h.	Susan Ness		☐	☐	☐

Please fold here – Do not separate
	1c.	Stuart J. Epstein	☐	☐	☐	1i.	Bruce P. Nolop		☐	☐	☐

	1d.	Lidia Fonseca	☐	☐	☐	1j.	Neal Shapiro		☐	☐	☐

	1e.	David T. Lougee	☐	☐	☐	1k.	Melinda C. Witmer		☐	☐	☐

	1f.	Scott K. McCune	☐	☐	☐

2.	COMPANY PROPOSAL TO RATIFY the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year.						☐	For	☐ Against		☐ Abstain

3.	COMPANY PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, the compensation of the Company’s named executive officers.						☐	For	☐ Against		☐ Abstain

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof.

Date

Signature(s) in Box
Please sign EXACTLY as your name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.

TEGNA INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 26, 2018

10:00 a.m.

TEGNA Inc.

7950 Jones Branch Drive

McLean, VA 22107

TEGNA Inc. 7950 Jones Branch Drive McLean, VA 22107	proxy

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders — April 26, 2018

The undersigned hereby appoints David T. Lougee and Todd A. Mayman, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on April 26, 2018 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting.

Please cast your votes on the reverse side, by telephone or online as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Voting Instructions for TEGNA Inc.’s

2018 Annual Meeting of Shareholders

TEGNA Inc. shareholders of record on February 26, 2018 may vote their shares for matters to be covered at the Company’s 2018 Annual Meeting of Shareholders using a toll-free telephone number, via the Internet or using the attached proxy card. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Below are voting instructions for all three options.

Vote By Phone — 1-866-883-3382

Use any touch tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on April 25, 2018. Have your proxy card in hand when you call. You will be provided with simple voting instructions.

Vote by the Internet — www.proxypush.com/tgna

Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on April 25, 2018. Have your proxy card in hand. You will be provided with simple voting instructions.

Vote By Mail

Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope by April 25, 2018.

If you are a current or former employee of TEGNA Inc. and own shares of TEGNA common stock through the TEGNA 401(k) Savings Plan or the Gannett Co., Inc. 401(k) Savings Plan, we must receive your completed and executed proxy card or your submission of an Internet or telephone vote by 11:59 p.m. (Central Time) on April 23, 2018. If your vote by proxy card, Internet or telephone is not received by 11:59 p.m. (Central Time) on April 23, 2018, the plan shares credited to your 401(k) account will be voted in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

If you vote by phone or the Internet, please do not mail your proxy card.

THANK YOU FOR VOTING.